    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2001
                                                 REGISTRATION NO. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -----------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                          KAIRE HOLDINGS INCORPORATED
       (Exact name of small business issuer as specified in its charter)

           DELAWARE                                         8980                                             13-3367421
(State or other jurisdiction of                  (Primary standard industrial                   (I.R.S. Employer Identification No.)

 incorporation or organization)                   classification code number)

                         -----------------------------
                                Steven Westlund
                            Chief Executive Officer
                          Kaire Holdings Incorporated
                           1429 South Robertson Blvd.
                         Los Angeles, California 90035
                                 (310) 273-5181
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                         -----------------------------
                                   Copies to:
                              Thomas A. Rose, Esq.
                    Sichenzia, Ross, Friedman & Ference LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 664-1200
                         -----------------------------
                  Approximate date of proposed sale to public:
  As soon as practicable after this registration statement becomes effective.
                         -----------------------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                         -----------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
                                  DOLLAR       PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
   TITLE OF EACH CLASS OF      AMOUNT TO BE     OFFERING PRICE         AGGREGATE         REGISTRATION
 SECURITIES TO BE REGISTERED    REGISTERED     PER SECURITY(1)      OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------
Common Stock, $.001 par          $384,000           $0.01               $384,000           $ 96.00
 value, underlying the
 convertible debenture (2)
-----------------------------------------------------------------------------------------------------
Common stock, $.001 par          $ 15,000           $0.01               $ 15,000           $  4.00
 value, underlying
 warrants (3)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
TOTAL                                                                   $399,000           $100.00
-----------------------------------------------------------------------------------------------------
=====================================================================================================

(1)  Estimated solely for the purpose of determining the registration fee.
(2)  Common stock issuable upon the conversion of a $300,000 8% convertible note issued in connection with the August 17, 2001 financing.
(3) Common stock issuable upon the exercise of warrants issued in connection with the August 17, 2001 financing.

                         -----------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
_____, 2001

                          KAIRE HOLDINGS INCORPORATED
                      Up to $399,000 Worth Of Common Stock

--------------------------------------------------------------------------------

      This prospectus relates to the resale by the selling shareholder of up to $399,000 worth of our common stock. The selling shareholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling shareholder is deemed to be an underwriter within the meaning of the Securities Act of 1933. Please see the "Selling Shareholder" section in this prospectus for a complete description of the selling shareholder.

      Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "KAHI." On August 20, 2001, the closing price of our common stock was $0.01 per share.

--------------------------------------------------------------------------------


     This investment involves a high degree of risk.  See the "Risk Factors"
                             beginning on page 5.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                          Page No.
Summary of Information in the Prospectus                                                          3
Risk Factors                                                                                      5
Use of Proceeds                                                                                  11
Price Range of Common Stock                                                                      12
Our Dividend Policy                                                                              12
Selected Financial Data                                                                          13
Management's Discussion and Analysis of Financial Condition and Results of Operations            14
Our Business                                                                                     18
Management                                                                                       23
Executive Compensation                                                                           25
Certain Relationships and Related Transactions                                                   27
Security Ownership of Certain Beneficial Owners and Management                                   28
Description of Securities                                                                        29
Shares Eligible For Future Sale                                                                  30
Selling Shareholder                                                                              31
Plan of Distribution                                                                             33
Legal Proceedings                                                                                35
Experts                                                                                          36
Legal Matters                                                                                    36
Other Available Information                                                                      37
Financial Statements                                                                             38

                   SUMMARY OF INFORMATION IN THE PROSPECTUS

     This summary highlights selected information contained in this prospectus. To understand this offering fully, you should read the entire prospectus carefully. Please pay particular attention to the section entitled "Risk Factors" and the section entitled "Financial Statements".

     Unless otherwise indicated, this prospectus assumes that none of our outstanding options or warrants have not been exercised into shares of our common stock.

     Headquartered in North Hollywood, California, Kaire's principle business is providing specialized pharmacy care to seniors living in extended care facilities and HIV patients.

     Kaire principally has interests in four companies:

     .   YesRx
     .   Classic Care
     .   Stason Biotech
     .   NetFame (operations terminated)

YesRx

     YesRx.com began operations in November 1999 as an Internet based pharmacy that provided a full range of pharmacy services combined with over the counter drug store products and extensive health related information and content
directed at the senior market segment.   Kaire has recently scaled back its
YesRx.com e-commerce operations.

Classic Care Pharmacy

     In 1997, Classic Care Pharmacy began operations as a provider of specialized pharmacy care for retired seniors located throughout Los Angeles and Orange Counties in California. Since that time, Classic Care has steadily increased the number of facilities and patients it serves.

Stason Biotech

     In May of 2000, Kaire signed a letter of intent with Stason USA, Inc, which outlined a plan to merge our EZ-TRAC/IPS laboratory business with a similar business of Stason's. The plan also called for the relocation of our
laboratory operations to Stason's facilities in Irvine, California.   Kaire
completed the move of our laboratory business in May 2000 and have subsequently integrated those operations with Stason's.

NetFame

     In July 2000, Kaire acquired the rights to the domain name "NetFame.com." Kaire purchased the netfame.com domain address with the intention of developing an interactive online exchange to facilitate communication between the planned subscriber base consisting of emerging actors, models, and musicians, with established industry agents. However, due to current market conditions Kaire has terminated the NetFame.com operations.

The Offering

     This prospectus relates to the resale by the selling shareholder of (i) up to $399,000 worth of our common stock issuable upon conversion of a convertible note and (ii) 1,500,000 shares of our common stock issuable upon exercise of warrants.

     We currently have 174,942,407 shares of common stock outstanding.

Recent Financings

     On August 17, 2001, we entered into a subscription agreement with The Keshet Fund L.P. for the sale of (i) a $300,000 convertible note and (ii) warrants to purchase 1,500,000 shares of our common stock.

     The note bears interest at 8% and is convertible into our common stock at the lesser of:

     a)  $0.0073; or

     b) 80% of the average of the three lowest closing prices of our common stock for the sixty trading days immediately prior to the conversion date.

The unconverted portion of the note is due August 17, 2002.

     The warrants have an exercise price of:

     a)  $0.011; or

     b) 110% of the lowest closing price of our common stock for the ten trading days prior to the exercise of the warrant.

                                 RISK FACTORS

     An investment in our securities involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before investing in our securities. If any of the following risks were to actually occur, our business would likely suffer. Consequently, the price of our common stock could decline, and investors may lose all or part of their investment in our common stock.

Risks Relating to our Business:

We Have A Limited History Of Owning And Operating Our Acquired Businesses On A Consolidated Basis, Which Could Result In Ineffective Management Of These Businesses.

     Since 1986, we have changed our business focus on several occasions. The most recent change occurred in May of 2000, when we focused our resources on the specialty pharmacy sector of the prescription drug business. Prior to this date, Kaire operated as a general retail online pharmacy, marketing and selling a wide array of prescription medications to the public through its YesRx.com website. Therefore, you should take into account the fact that Kaire has less than one year of operating history and experience in its core specialty pharmacy business.

We Expect to Incur Losses for the Foreseeable Future and Continued Losses Could Result in our Inability to Fund Business Operations and Cause our Stock Price to Decline.

     We have incurred consistent quarterly net losses. Further, we cannot guarantee our current business will continue to generate profits in the future.

Here is a list of some of the factors that may affect the future profitability of our business:

     . It is likely that we will have to allocate significant cash flow to marketing efforts to acquire new customers.
     . There is a national shortage of pharmacists, which may necessitate higher professional personnel costs.
     . Traditionally, the profit margins on many of the products we sell are low. In many cases, gross margins may be as low as 2-3%. Therefore, if a substantial portion of our revenue base includes low margin products, the profits from other high margin products may be negated altogether.
     . In the past, we have allocated significant portions of our operating profits to pay debt. If this pattern continues, our net profits may be affected.
     . Traditionally, there is a difference in time between when we have to pay our suppliers for product and the time we get paid from our customers. This pattern often causes us to carry significant amounts of our revenues as accounts receivable. If we have difficulty collecting these receivables, then we may have to allocate our operating profits to pay suppliers, which may result in our net profits being partially or entirely eroded.

We May Not be Able to Obtain Sufficient Capital to Fund our Operations and, as a Result, We May Cut Back or Discontinue Operations or Limit our Business Strategies.

     While we will need significant additional capital in the near future, we may be unable to obtain funding for our operations on favorable terms, or at all. If adequate funds are not available, we may be required to cut back or discontinue one or more of our product introductions, sales, marketing or distribution programs or plans; or reduce operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to one or more of our technologies or products.

Our future capital requirements will depend on many factors, including:

     . the progress of our product introductions, sales, marketing and distribution efforts;

     .   the scope and results of clinical trials related to our products;

     .   the progress in filing for and obtaining regulatory approvals;

     .   the rate of technological advances;

     .   the market acceptance of our products;

     . the levels of administrative and legal expenses; and competitive products.

     . Current negotiations concerning the restructuring of the debt owed Classic Care shareholders.

     In addition, future financing may be increasingly difficult to obtain due to such factors as our limited operating history and results, the level of risk associated with our business and business plans, increases in our vulnerability to general economic conditions, and increased stockholder dilution. Debt financing, if available, may have several negative effects on our future operations, including:

     . a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

     . increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions; and

     . we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies.

We Depend On Key Employees for our Success and the Loss of our Key Employees Could Limit our Success.

     Our executive team consists of the following persons: Kaire CEO Steven R. Westlund, Kaire President Mark L. Baum, and Classic Care President Joel Rubenstein, as well as our Health Advocate team and technical staff. These persons provide us with a unique service resulting from their special knowledge, business skills, and established business relationships that materially benefit us. If one of more of these persons were to leave us, we may not be able to replace their services, and the business could be materially and adversely affected. Therefore, we are highly dependent upon the continued services of these individuals. To date, we have not sought to obtain any key man life insurance coverage insuring the life of any of these persons. We do not anticipate obtaining such coverage in the foreseeable future.

Intense Competition In Specialty Pharmacy Business Could Prevent Us From Increasing Or Sustaining Revenues Or Achieving Or Sustaining Profitability.

     We may not be able to effectively compete in our businesses due to the fact that many of our competitors are better-financed companies that possess greater access to necessary resources, and who have been in the specialty pharmacy business for a significantly longer period of time than us.

     Some of our competitors in the specialty pharmacy business are:

     .   CVS ProCare
     .   Priority Pharmacy
     .   Walgreens
     .   Rite-Aid

     Although we are attempting to establish ourselves as a provider of specialized pharmacy care products and services to selected niche markets, no assurance can be given that our competitors will not use their many advantages over us, and more directly pursue the customers we are attempting to acquire and those who we have already acquired. As previously discussed above, these competitors may have greater financial resources, stronger management resources and a better ability to enhance their share of the market.

We cannot provide investors with any assurances that our competitors will not gain greater market share at our expense, and if they do, that could adversely affect our business and operating results.

Funding For Our Capital Needs Is Not Assured, And We May Have To Curtail Our Business If We Cannot Find Adequate Funding.

     Although we are exploring the possibilities of additional financing with the Laurus Master Fund, Ltd., we currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms. As a result, we cannot assure you that we will have adequate capital to implement future expansions and enhancements of our wireless technology, to maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could have an adverse effect on us and on the value of our common stock.

We Have Tangible Net Worth Deficit And A Going-Concern Qualification In Our Certifying Accountant's Financial Statement Report, Either Or Both Of Which May Make Capital Raising More Difficult And May Require Us To Scale Back Or Cease Operations.

     We have a net worth deficit as of our latest balance sheet date. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained. To date we have been able to obtain funding and meet our obligations in a timely manner. However, if in the future we are unsuccessful in attracting new sources of funding then we will be unable to continue in business. In addition, the report of our auditors includes a going concern qualification which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To date we have successfully funded Kaire Holdings, Inc. by attracting additional equity investments and small issues of debt. We believe that our ongoing efforts will continue to successfully fund operations until positive cash flow is attained. However, there is no guarantee that our efforts will be able to attract additional necessary equity and/or debt investors. If we are unable to obtain this additional funding, we may not be able to continue operations.

Risks Relating to our Stock:

The Lack of a Mature Trading Market for our Common Stock May Cause our Stock Price to Decline Significantly and Limit the Liquidity of our Common Stock.

     We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

     Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

There are a Large Number of Shares Underlying our Convertible Notes, Warrants and Options That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of our Common Stock.

     As of August 1, 2001, we had 174,942,407 shares of common stock issued and outstanding, notes outstanding that are convertible into 153,799,452 shares of common stock at current market prices, and outstanding warrants and options to purchase 15,956,667 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes and debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of our warrants and options, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants and options will also cause immediate and substantial dilution to our existing stockholders and may make it difficult to obtain additional capital.

Our Stock Price May be Volatile Due to Factors Beyond our Control Which Could Subject the Value of our Shares to Rapid Decline.

     The securities markets have from time to time experienced significant price and volume fluctuations that can be unrelated to the operating performance or financial condition of any particular company. This is especially true for emerging companies like ours and for other companies in our industry. For instance, stock prices can be significantly impacted by announcements of technology innovations or new products by other companies, release of reports by securities analysts or regulatory developments. Economic or other external factors, as well as quarterly fluctuations in our or in our competitors' operating results, also can have a significant impact on our stock price. For example, during 2000, the closing bid price of our common stock quoted on the Over-The-Counter Bulletin Board ranged from a low of $.0625 per share to a high of $1.00 per share. We have experienced similar fluctuations in other periods.

The Issuance Of Additional Shares Of Common Stock In Connection With Our Acquisition Of Classic Care, Inc. May Dilute Your Investment In Our Common Stock.

     On November 30, 2000, Kaire amended the purchase of Classic Care Pharmacy letter of intent signed in June 2000. The amendment sets the purchase price at $9,500,000 to be paid in a combination of cash and stock. The amended agreement calls for an initial cash payment of $1,000,000 plus an additional $2,000,000 to be paid in cash payments of $250,000 each beginning in March 2001 through October 2001. The required amounts are to be funded through outside financing. Thus far, $1,699,000 of the $3,000,000 has been paid. Kaire has issued 15,499,999 common shares as the initial stock portion of the amended agreement. The value of the 15,499,999 shares is required to be no less than the balance of the cash owed or at least $.42 per share in order to meet the target price of $9,500,000. If the price of the stock is not equal to or greater than $.42 per share during the period ended October 31, 2001, we will be required to issue sufficient additional shares of common stock or pay additional cash to insure that the total consideration paid for the acquisition is $9,500,000. The additional stock must be issued or cash must be paid by November 30, 2001. If these shares were to be issued at a current price of $.01, approximately 650,000,000 shares would be issued. In lieu of payment in stock, Kaire is currently discussing alternate methods of payment with the shareholders of Classic Care.

                 Information About Forward-Looking Statements:

     This prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above, and other statements that are not statements of historical facts.

     These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

     In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

     .   Our ability to respond to changes in the marketplace
     .   Competitive factors
     .   The availability of financing on terms and conditions acceptable to us
     .   The availability of personnel with the appropriate technical skills

     We have no obligation to update or revise these forward-looking statements to reflect future events.

                                USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. We will not receive any proceeds from the sale of shares by the selling shareholder. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholder.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the Over-the-Counter Bulletin Board, under the trading symbol "KAHI". The following table sets forth the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

-----------------------------------------------
                           Low Bid     High Bid
-----------------------------------------------
Fiscal 1999
-----------------------------------------------
First Quarter 1999             .02          .05
-----------------------------------------------
Second Quarter 1999            .03          .16
-----------------------------------------------
Third Quarter 1999             .08          .14
-----------------------------------------------
Fourth Quarter 1999            .06          .14
-----------------------------------------------

-----------------------------------------------
Fiscal 2000
-----------------------------------------------
First Quarter 2000             .11         1.00
-----------------------------------------------
Second Quarter 2000            .16          .60
-----------------------------------------------
Third Quarter 2000             .13          .22
-----------------------------------------------
Fourth Quarter 2000            .06          .30
-----------------------------------------------

-----------------------------------------------
Fiscal 2001
-----------------------------------------------
First Quarter 2001             .63          .22
-----------------------------------------------
Second Quarter                 .02          .01
-----------------------------------------------

Transfer Agent and Registrar

     Kaire's transfer agent is New Jersey Transfer and Trust, 201 Bloomfield Avenue, Verona, New Jersey 07044.

                              OUR DIVIDEND POLICY

     Kaire anticipates that for the foreseeable future, earnings will be retained for the development of is business. Accordingly, Kaire does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of Kaire's Board of Directors and will depend on our general business condition.

                        SELECTED FINANCIAL INFORMATION

     The information set forth below for the years ended December 31, 2000 and 1999, which is derived from our audited financial statements, and for the six months ended June 30, 2001 and 2000, which is derived from our unaudited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.

Consolidated Statement of Operations:

                         Years Ended  December 31,                  Six Months Ended June 30,
                         -------------------------                 ---------------------------
                           1999           2000                       2000              2001
                         ---------     -----------                 ---------        ----------
Revenues                 $ 259,545     $ 5,707,700                 $ 788,844        $7,223,858
Cost of Goods               89,245       4,056,631                   495,984         5,619,923
Gross profit               170,300       1,651,069                   292,860         1,603,935
Net loss                  (472,537)     (2,413,175)                 (533,598)         (483,585)
Loss per share               (0.01)          (0.02)                    (0.01)            (0.00)


Consolidated Balance Sheet Data:

                                            As at December 31,             As at June 30,
                                       ---------------------------      ------------------
                                         1999              2000                2000
                                       --------          ---------           ---------
Total current assets                    160,000          1,762,546           2,794,279
Total current liabilities               665,426          3,519,018           3,155,583
Total stockholders' equity             (586,426)         7,171,164           8,035,718
 (deficit)

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

     Short-term Objectives:

     .   Continue the regional expansion of the Health Advocate Program.
     .   Continue the regional expansion of Classic Care's Business.
     .   Make acquisitions of strategic competitors.
     .   Develop strategic Joint Venture relationships.
     .   Execute a "Contract Management Agreement" with Stason Bio Tech.

     Kaire recently made the decision to eliminate certain YesRx.com e-commerce operations to focus more of its resources on its Classic Care and Health Advocate operations. The decision was based on a number of factors including the poor performance of the online retail pharmacy, the general slow growth projections for the next few years, the high cost of customer acquisition and retention and the ongoing costs associated with maintaining YesRx.com at a competitive level. YesRx.com did expand its customer base of retail Internet customers, however, that growth fell far below expectations. We anticipate that these actions will reduce operating expenses with a nominal impact on revenues. Going forward, YesRx.com will serve as a marketing and organizational platform for the Health Advocate program.

     Long-term Objectives:

     .   Expand the Health Advocate Program to a national level.
     .   Secure development products and business-opportunities for Stason
         Biotech.

     There is no expected or planned sale of significant equipment by Kaire.

     Excluding any potential acquisition, our work force is expected to increase at a rate equal to actual increases of our business operations.

     Management is of the opinion that sufficient working capital will be available from internal operations and from outside sources during the next twelve months thereby enabling Kaire- to meet its obligations and commitments as they become payable. Historically, Kaire has been successful in its efforts to secure working capital from private placements of common stock securities, bank debt, loans from private investors and the exercise of common stock warrants.

                             Results of Operations

Six Months Ended June 30, 2000 Compared to June 30, 2001

     For the six months ended June 30, 2001, revenues were approximately $7,223,858 for an increase of $6,436,014, or 817%, from the same period in 2000. The increase was due to the increased sales of Classic Care Pharmacy and the Health Advocacy program. Note that the June 30, 2000 period includes just one month of revenue from Classic Care Pharmacy operations. Classic Care's monthly revenue run rate, increased by 40% from the periods ended June 2000 to June 2000.

     Gross profit for products and services was $1,603,935 for the six months ended June 30, 2001, an increase of $1,311,075, or 448% over the same period in 2000. The increase was due to the acquisition of Classic Care Pharmacy. The decrease in gross margin percentage is a partially due to an increase in the Aids Advocacy program sales which has an average margin percentage ranging from seven to eleven percent.

     Selling, general and administrative expense increased to $1,678,098 from $587,943 for the six months period ended June 30, 2001 versus June 30, 2000. The increase in selling, general and administrative expense was due to the acquisition of Classic Care which accounted for $157,242 and increases in the expenditures for Kaire Holdings' base businesses relating to consulting fees, financing costs and compensation expenses.

     Interest expense for operations for six month period ended June 30, 2001 was $31,533 compared to $14,544 for the comparable six month period in 2000. The increase resulted from the issuance of new convertible debt.

     No provision was made for Federal income tax since we have incurred significant net operating losses from inception. Through June 30, 2001, we incurred net operating losses for tax purposes of approximately $483,585. The net operating loss carry forward may be used to reduce taxable income through the year 2013. Our tax returns have not been audited by the Internal Revenue Service. The carry forward amounts may therefore be subject to audit and adjustment. As a result of the Tax Reform Act, the availability of net operating loss carry forwards can be deferred, reduced or eliminated under certain circumstances. Net operating losses in the State of California were not available for use during 1992 and the carry forward period has generally been reduced from fifteen years to five years beginning in 1993.

For Years Ended December 31, 2000 and December 31, 1999

     Net revenue for the year ended December 31, 2000 was $5,707,700 as compared to $259,545 for the same period in 1999, or an increase of $5,448,155 or 2099%. The increase in net revenues was due to the inclusion of the third and forth quarter revenues of Classic Care Pharmacy.

     Gross profit for the year ended December 31, 2000 was $1,651,069 as compared to $170,300 for the same period in 1999, or an increase of $1,480,769, or 869%. This increase in gross profit was attributable to Classic Care Pharmacy.

     Selling, general and administrative expense for the period ending December 31, 2000 was $3,949,357 as compared $1,005,367 for the same period in 1999, or an increase of $2,943,990, or 293%. Of this increase in selling, general and administrative expense, approximately $685,000 was attributable to gross wages for Classic Care Pharmacy and Kaire Holdings employees and $1,577,265 was attributable to compensation expense relating to the grant of stock options granted to employees and consultants. The remainder of the increase was attributable to accounting, advertising, consultants, printing and promotional materials for Classic Care Pharmacy and the Health Advocate Program.

     Interest expense was $32,506 for the year ended December 31, 2000 as compared to $82,250 for the same period in 1999, or a decrease of $49,774. The December 31, 2000 interest expense decrease is primarily a result of retiring debt accounts incurred prior to fiscal year 2000, offset by interest incurred on 10% convertible notes issued in October of 2000.

     Other income was $251,243 as compared to $457,309 for the same period in 1999, or a decrease of $206,066.

     No provision was made for Federal income tax since we have incurred significant net operating losses from inception.

Liquidity and Capital Resources

     Our revenue has been insufficient to cover acquisition costs, cost of revenues and operating expenses. Therefore, we have been dependent on private placements of common stock, bank debt, loans from private investors and the exercise of common stock warrants in order to sustain operations. In addition, there can be no assurances that private or other capital will continue to be available, or that revenues will increase to meet our cash needs, or that a sufficient amount of our common stock or other securities can or will be sold or that any common stock purchase options/warrants will be exercised to fund our operating needs.

June 30, 2001

     On June 30, 2001, we had assets of $12,951,840 compared to $11,635,029 on December 31, 2000. Our total stockholders' equity of $8,032,718 on June 30, 2001 compared to an equity of $7,171,164 on December 31, 2000, an increase of $1,313,812.

     As of June 30, 2001, our working capital position increased $1,395,168 from a negative $1,756,472 at December 31, 2000 to a negative $361,304, primarily as a result of increase in accounts receivable of $610,950, inventory of $364,732, prepaid consulting of $364,506 plus a decreases in notes payable -acquisition of $226,000, accounts payable of $105,247

     On November 30, 2000, Kaire amended the purchase of Classic Care Pharmacy letter of intent signed in June 2000. The Amendment sets the purchase price at $9,500,000 to be paid in a combination of cash and stock. The Amended Agreement calls for an initial cash payment of $1,000,000 plus an additional $2,000,000 to be paid in cash payments of $250,000 each beginning in March 2001 through October 2001. The required amounts are to be funded through outside financing. Thus far, $1,699,000 of the $3,000,000 has been paid. Kaire has issued 15,499,999 common shares as the initial stock portion of the Amended Agreement. The value of the 15,499,999 shares is required to be no less than the balance of the cash owed or at least $.42 per share in order to meet the target price of $9,500,000. If the price of the stock is not equal to or greater than $.42 per share during the period ended October 31, 2001, we will be required to issue sufficient additional shares of common stock or pay additional cash to insure that the total consideration paid for the acquisition is $9,500,000. The additional stock must be issued or cash must be paid by November 30, 2001.

     Kaire intends to pay the balance of this liability through equity fundraising and by using profits from Classic Care Pharmacy. Should either of these sources of funds fail to produce adequate capital for the payment of the Classic Care liability, it is possible that Kaire may have to sell Classic Care Pharmacy in order to pay off this debt.

December 31, 2000

     On December 31, 2000, we had assets of $11,635,029 compared to $160,000 on December 31, 1999. We had a total stockholder's equity of $7,171,164 on December 31, 2000 compared to a deficit of $586,426 on December 31, 1999, an increase of $7,757,590. This increase for the year ended December 31, 2000 was the result of assets acquired in the Classic Care Pharmacy transaction.

     As of December 31, 2000, our working capital position decreased $1,251,046 from a negative $505,426 at December 31, 1999 to a negative $1,756,472 at December 31, 2000. This result was attributed to a $2,853,592 increase in accounts payable and accrued expenses, offset by a $1,017,350 increase in accounts receivable, a $385,219 increase in inventories, a $181,048 increase in cash, and the remainder due to an increase in other current assets over the same period in 1999.

Going Concern

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate our continuation as a going concern. However, we have experienced net losses of $483,585 and $2,413,175 for the period ended June 30, 2001 and the year ended December 31, 2000, respectively. We also had a net working deficit of $361,304 and $1,745,642 for the period ended June 30, 2001 and the year ended December 31, 2000, respectively. Additionally, we must raise additional capital to meet our funding commitments for the acquisition of Classic Care, Inc. These factors raise doubt about our ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon our ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

Subsequent Events

     August 2001

     In August 2001, Kaire issued a convertible note for $300,000, with simple interest accruing at the annual rate of 8%. Interest payable on the note shall accrue at the annual rate of 8% and be payable quarterly commencing September 30, 2001. The holder shall have the right to convert the principal amount and interest due under the notes into shares of our common stock. Kaire also issued common stock purchase warrants with the right to purchase 1.5 million shares of common stock of Kaire. We anticipate that the $300,000 convertible note will be converted into shares in accordance with the terms of the note.

                                  OUR BUSINESS

     Headquartered in Los Angeles, California, Kaire's principle business is providing specialized pharmacy care to seniors living in extended care facilities and HIV patients.

History

     Kaire Holdings Incorporated, formerly known as Interactive Medical Technologies Ltd., was incorporated in Delaware in 1986.

     On February 19, 1998, we did the following three things:

1. We changed the name of our to Kaire Holdings, Inc. from Interactive Medical Technologies, Ltd.;
2.   We changed our Nasdaq OTCBB symbol to "KAHI" from "NONI"; and
3.   We reverse split our common stock at a ratio of seventy-five (75) to one
     (1).

     From 1986 through May of 1999, Kaire's business operations consisted of the sale of EZ-TRAC non-radioactive diagnostic imaging micro spheres along with the companion Investigator Partner Service (IPS) that provided quantitative laboratory analysis to customers who use the EZ-Trac micro sphere products in their research studies. Customers included private and government research facilities, academic centers, and hospitals engaged in the study regional blood flow under laboratory conditions. The majority of customers relied on research grants to fund their blood flow studies, which ultimately limited the size and opportunity of that market.

     In May 1999, we changed our business based on a decision to refocus our business on larger consumer driven markets that would provide more opportunity for Kaire. That month, we opened an e-commerce consumer health oriented business named VitaPlanet.com, which marketed over the counter herbal and natural health products through the Internet. During the months from May 1999 to November 1999, we developed and expanded our web site. In November of 1999, VitaPlanet.com was renamed YesRx.com and re-launched as a full e-commerce online pharmacy and drugstore providing specialized pharmacy care, over the counter health and wellness and personal care products to targeted segments of the senior health care market.

     In May of 2000, we signed a letter of intent with Stason USA, a pharmaceutical company that specializes in product development, pilot scale production, technology transfer and management of technical information and resources for the development of prescription drugs in solid form. The letter of intent outlined a plan to merge our EZ-TRAC/IPS laboratory business with a similar business of Stason's. The plan also called for the relocation of our laboratory business to Stason's facilities in Irvine, California. . We completed the move of our laboratory business in May 2000 and have subsequently merged those operations with Stason's.

     In January 2001, we finalized the agreement with Stason USA. In February 2001, we formed the new Stason Bio-Tech entity, which contains the merged laboratory businesses. Initially, the new entity will be engaged in the research and development of compounds and testing measures for the treatment of pathogenic viral infections and other medical applications related to solid form prescription drug formation as well as providing contract research and development services to manufacturers of pharmaceutical drugs. It is Stason's and our intent to make Stason Bio Tech a publicly reporting entity during calendar year 2001.

     In June of 2000, we acquired Los Angeles-based Classic Care pharmacy, which provides specialized pharmacy care services to retired persons living in extended care facilities throughout Los Angeles and Orange Counties in California. Classic Care pharmacy currently serves 4000 beds, an increase of 900 beds since we acquired it.

     Also, in June of 2000, we introduced a pilot HIV pharmacy program designed to test market acceptance. Based on the success of that pilot program, we developed and formally launched the program in November 2000 as the "Health Advocate Program". The program provides specialized pharmacy care, health and disease information and education, and individual patient counseling along with customizable medication compliance program for HIV patients.

     In July of 2000, we acquired the NETFAME.com domain." We intended to develop an interactive online exchange to facilitate communication between a planned subscriber base consisting of emerging actors, models, and musicians, with established entertainment industry agents. Due to current market conditions Kaire has terminated the NetFame.com operations.

YesRx

     YesRx.com began operations in November 1999 as an Internet based pharmacy that provided a full range of pharmacy services combined with over the counter drug store products and extensive health related information and content directed at the senior market segment.

     In November of 2000, YesRx introduced the Health Advocate Program. The program targets the special pharmacy needs of specific chronic care communities. The program currently provides specialized pharmacy care to seniors living in extended care facilities and HIV patients. The key point of the program is the service each patient receives from our Health Advocate team. Health Advocate team members perform a range of service well beyond that of an average pharmacy. HIV Health Advocates typically come from the communities they serve and process a comprehensive working knowledge of the disease and its treatments. Services include, personal delivery of medications, counseling, facilitating communication between patients and their physicians, medication compliance, managing patient insurance claims and more. Many times an individual Health Advocate becomes a valued member of a patient's family.

     The Health Advocate program is based at Classic Care Pharmacy in Los Angeles. From that location the program serves HIV patients in Los Angeles and Orange counties in Southern California. Kaire has scaled back its YesRx.com e-commerce operations.

Classic Care Pharmacy

     In 1997, Classic Care Pharmacy began operations as a provider of specialized pharmacy care for retired seniors. Since that time, Classic Care has steadily increased the number of facilities and patients it serves.

     Classic Care provides specialized services for seniors managing complex medication regimes and chronic health conditions. Many times, the elderly are required to take numerous medications daily.

In those cases, compliance becomes a crucial matter for the patient as well as the facility caring for the patient. Classic Care fills prescriptions utilizing a computerized system which labels and codes individual patient medications that are then sealed in single dose packets. This system helps reduce the chance of a patient experiencing an adverse drug reaction due to non-compliance while also increasing the time facility care providers have to spend with their patients. Services include daily delivery and management all patient insurance billing claims. Classic Care serves southern California facilities in Los Angeles, Hollywood, Long Beach, Ventura, North Hollywood, Van Nuys, Reseda, Oxnard and other locations. Classic Care serves as the primary fulfillment center for all of Kaire's specialized pharmacy care operations.

Stason Biotech

     In May of 2000, we signed a letter of intent with Stason USA, Inc, which outlined a plan to merge our EZ-TRAC/IPS laboratory business with a similar business of Stason's. The plan also called for the relocation of our laboratory operations to Stason's facilities in Irvine, California. We completed the move of our laboratory business in May 2000 and have subsequently integrated those operations with Stason's.

     In February 2001, we formed the new Stason Biotech entity, which contains the merged laboratory businesses. Initially, the new entity will be engaged in the research and development of compounds and testing measures for the treatment of pathogenic viral infections and other medical applications related to solid form prescription drug formation as well as providing contract research and development services to manufacturers of pharmaceutical drugs.

     It is Stason's and our intent to make Stason Biotech a publicly reporting entity. Both Kaire and Stason have reached an agreement regarding the final terms of the Stason Biotech agreement and are now in the process of making strategic development decisions for the new company.

     In January of 2001, Kaire finalized the agreement with Stason USA, Inc., which contributed its EZ Trac lab business in exchange for 40% of the newly formed entity. This divestiture was in furtherance of Kaire's focus on its niche pharmaceutical business

     In consideration of Kaire's investment, Kaire received 40% of the initial stock allocation for Stason Biotech. Because the EZ TRAC operation was a net liability, Kaire will show a net gain on the transfer of assets. Any subsequent gain or loss on the Stason Biotech investment will be shown as an adjustment in the investment.

     In the second half of 2001, Stason Biotech will focus on two tasks:

     .   Stason Biotech will complete an independent audit of its operations.
     . Stason Biotech will develop the products and services offered by us, including pursuing pharmaceutical research contracts and development of strategic relationships overseas.

     Stason Pharmaceuticals USA, Inc. is a pharmaceutical company that specializes in product development, pilot scale production, technology transfer and management of technical information and resources for the development of prescription drugs in solid form.

Important Events and Accomplishments

     Some events have occurred over the past year, which Kaire believes will have a positive effect on Kaire's business. These favorable events, starting from the most recent, are the following:

     . Kaire reported June 30, 2001, second quarter revenues of $3,687,328 with net income of $141,366
     .   January 2001:  Kaire finalized the agreement with Stason USA, Inc. that
         ------------
         divested its EZ Trac lab business in exchange for 40% of the newly formed company called Stason Biotech.
     .   November 30, 2000:  Kaire finalized the purchase of Classic Care
         -----------------
         Pharmacy amending the letter of intent signed in June 2000. The Amendment sets the purchase price at $9,500,000 to be paid in a combination of cash and stock. The Amended Agreement calls for an initial cash payment of $1,000,000 plus an additional $2,000,000 to be paid in cash payments of $250,000 each beginning in March 2001 through October 2001. The required amounts are to be funded through outside financing. Thus far, $1,699,000 of the $3,000,000 has been paid. Kaire has issued 15,499,999 common shares as the initial stock portion of the Amended Agreement. The value of the 15,499,999 shares is required to be no less than the balance of the cash owed or at least $.42 per share in order to meet the target price of $9,500,000. If the price of the stock is not equal to or greater than $.42 per share during the period ended October 31, 2001, we will be required to issue sufficient additional shares of common stock or pay additional cash to insure that the total consideration paid for the acquisition is $9,500,000. The additional stock must be issued or cash must be paid by November 30, 2001. Kaire intends to pay the balance of this liability through equity fundraising and by using profits from Classic Care Pharmacy. Should either of these sources of funds fail to produce adequate capital for the payment of the Classic Care liability, it is possible that Kaire may have to sell Classic Care Pharmacy in order to pay off this debt.
     .   November 13, 2000:  Kaire Holdings, Inc. announces record third quarter
         -----------------
         sales and posted it's first ever-quarterly profit.
     .   November 11, 2000:  YesRx launched the Health Advocate Program.  Along
         -----------------
         with the Health Advocate Program, YesRx debuted a new and improved internet site which incorporates over 20,000 additional over the counter products as well as new integrated health community destinations for HIV, Senior, Diabetic and Disabled individuals.
     .   June 26, 2000:  Kaire announced that it had completed the first stage
         -------------
         of the strategic agreement with Stason USA. In doing so, Kaire completed the training of Stason technicians and physically relocated the EZ-Trac lab to Stason's Irvine, California facility.
     .   April 19, 2000:  Kaire Holdings, Inc. executed the documents related
         --------------
         to the Classic Care Pharmacy acquisition. Classic Care will serve as a distribution center for YesRx and will aid us in developing the targeted Health Advocate program.

Strategic Vision

     Kaire's strategy is to target what it believes is one of the more profitable sectors of the prescription drug and general drugstore business: medications and services for the chronic care patient. These consumers often require multiple drugs on a monthly basis. Additionally, these consumers are often in need of valuable information related to their particular medical condition. Kaire's approach is to integrate key value-added informational services with excellent product distribution. Kaire intends to expand the scope of Kaire's product and service offerings and the geography to which these goods and services are delivered.

Employees

     Kaire currently has 33 full-time employees.

Properties

     Our corporate facility is located in a Los Angeles, California and consists of approximately 5,000 square feet of executive office space. We lease this facility for a monthly base rent of $5,100. The lease expires in .year 2003 We believe that our facilities are adequate for our needs for the foreseeable future.

                                   Management

Executive Officers and Directors

-------------------------------------------------------------------------------------------------
Name                           Age        Position
-------------------------------------------------------------------------------------------------
Steven R. Westlund              55        Chairman of the Board and Chief Executive Officer
-------------------------------------------------------------------------------------------------
Owen M. Naccarato               51        Chief Financial Officer, Secretary and Director
-------------------------------------------------------------------------------------------------
Mark L. Baum                    28        President
-------------------------------------------------------------------------------------------------
Asher Gottesman                 27        Director
-------------------------------------------------------------------------------------------------

     The Officers and Directors of Kaire will devote only such time as they deem appropriate in the business affairs of Kaire. It is, however, expected that the officers will devote the time deemed necessary to perform their duties for our business.

     The directors of Kaire are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

Biographies Of Our Executive Officers And Directors
---------------------------------------------------

     Steven Westlund has been the Chief Executive Officer and a director of Kaire since May 1995 and was elected Chairman of the Board in December 1995.
Mr. Westlund was Chairman of the Board and Chief Executive Officer of Vitafort International Corporation from May 1993 through May 1995. Vitafort manufactured and sold fat free foods. From January 1991 to May 1993, Mr. Westlund was Chief Executive Officer of Lorenz/Germaine Incorporated and concurrently from January 1991 to June 1992 he acted as Chairman and Chief Executive Officer of Auto Giant. Mr. Westlund specializes in corporate restructuring and the development and marketing of specialized products and services..

     Owen Naccarato joined Kaire in July 1997 as Chief Financial Officer and Secretary on a one- year renewable contract and was elected to the board of directors in January 1998. Mr. Naccarato has held various operating positions, most recently as Chief Financial Officer for Bikers Dream, Inc. a Nasdaq traded motorcycle assembler and parts distributor and divisional vice president/controller for Baxter Healthcare, Inc., a NYSE traded health care manufacturer and distributor. Mr. Naccarato is a licensed attorney and is a member of the California State Bar Association. He is also a Certified Public Accountant. Prior to Kaire, Mr. Naccarato was with Baxter Healthcare for ten years.

     Mark Baum joined Kaire in July of 1999 as the President. Mr. Baum has several years of experience in creating and developing start-up enterprises - from retail to manufacturing to internet-based businesses. Mr. Baum holds a BA from the University of Texas at Arlington, and a Juris Doctorate from California Western School of Law. Mr. Baum is a member of the America Bar Association and is a licensed attorney in the State of California. Prior to Kaire, Mr. Baum was a practicing attorney in San Diego, California for four years.

     Asher Gottesman joined Kaire as a Director in August of 2000. Mr. Gottesman served as a Partner of Amazing Savings Outlet Stores, a 40-unit retail business with sales of more than 60 million dollars per year. Presently and for over fived years, Mr. Gottesman is a partner in a real estate and investment trust, which controls more than 50 million dollars in assets. Mr. Gottesman joined the Kaire Board of Directors through his association with Classic Care Pharmacy. In 1993, Mr. Gottesman earned a BA in Economics from Yeshiva University.

       Information Concerning our Board of Directors and it's Committees

     Directors receive no remuneration at this time. All Kaire directors are entitled to reimbursement of funds advanced to pay expenses in connection with our business. We have not established committees of the board of directors.

                            EXECUTIVE COMPENSATION

------------------------------------------------------------------------------------------------------------------------
 Payouts               Annual Compensation                                Long Term Compensation Awards
------------------------------------------------------------------------------------------------------------------------
(a)          (b)     (c)     (d)           (e)               (f)              (g)             (h)             (i)
------------------------------------------------------------------------------------------------------------------------
Name and    Year   Salary   Bonus      Other Annual      Restricted       Securities        LTIP            All Other
Principal                              Compensation      Stock Awards     Underlying        Payouts         Compensation
Position                               ($)               ($)              Options/SAR       ($)             ($)
                                                                          (#)
------------------------------------------------------------------------------------------------------------------------
CEO         2000   100K                                                    4,833,333
------------------------------------------------------------------------------------------------------------------------
President   2000    75K                                                    3,333,333
------------------------------------------------------------------------------------------------------------------------
CFO         2000    87K                                                    3,333,333
------------------------------------------------------------------------------------------------------------------------
Total:             262K
------------------------------------------------------------------------------------------------------------------------
Directors          187K
as a
Group
------------------------------------------------------------------------------------------------------------------------

Chief Executive Officer Compensation:
------------------------------------

     On April 1, 2000, Mr. Westlund signed a three-year employment agreement. The contract calls for Mr. Westlund to be paid a base salary of $8,333.33 per month for the first year of the term. Mr. Westlund's base salary shall increase 15 % per year for the second year and third years, respectively, per the agreement.

     Although Mr. Westlund's Employment Agreement states that his salary is to be $8,333.33 per month, his actual pay has been $ 4,000.00 per month. Mr. Westlund is entitled to be paid the balance of his monthly compensation in either cash or equity. Additionally, Mr. Westlund has been granted an option to purchase up to 6 million shares of Kaire common stock over the next 5 years at an option price of $ 0.05 per share. To date, Mr. Westlund has exercised options to purchase 1,166,667 shares of our common stock.

Chief Financial Officer Compensation:
------------------------------------

     On April 1, 2000, Mr. Naccarato signed a three-year employment agreement. The agreement calls for Mr. Naccarato to be paid a base salary of $7,250.00, per month for the first year of the term. Mr. Naccarato's base salary shall increase 15 % per year for the second year and third years, respectively, per the agreement.

     Although Mr. Naccarato's Employment Agreement states that his salary is to be $7250.00 per month, his actual pay has been $ 4,000.00 per month. Mr. is entitled to be paid the balance of his monthly compensation in either cash or equity. Additionally, Mr. Naccarato has been granted an option to purchase up to 4.5 million shares of Kaire Common Stock over the next 5 years at an option price of $ 0.05 per share. To date, Mr. Naccarato has exercised 1,166,667 shares of our common stock.

President's Compensation:
------------------------

     On April 1, 2000, Mr. Baum signed a three-year employment agreement. The agreement calls for Mr. Baum to be paid a base salary of $ 6,250.00, per month for the first year of the term. Mr. Baum's base salary shall increase 15 % per year for the second year and third years, respectively, per the agreement.

     Although Mr. Baum's Employment Agreement states that his salary is to be $6250.00 per month, his actual pay has been $ 4,000.00 per month. Mr. is entitled to be paid the balance of his monthly compensation in either cash or equity. Additionally, Mr. Baum has been granted an option to purchase up to 4.5 million shares of Kaire common stock over the next 5 years at an option price of $ 0.05 per share. To date, Mr. Baum has exercised options to purchase 1,166,667 shares of our common stock.

Compensation of Directors:

     Directors receive no remuneration for their services as directors at this time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 30, 2000, we acquired Classic Care Pharmacy for a purchase price of $9,500,000 to be paid in a combination of cash and our stock. Asher Gottesman, who is now on our board of directors, received 10,333,333 shares of our common stock out of the 15,499,999 issued and is due a balance payment of $1,301,000. This amount is to be paid out over time. In addition, if the common stock received is not equal to or greater than $.42 per share during the period ended October 31, 2001, we will be required to issue sufficient additional shares of common stock or pay additional cash to insure that the total consideration paid for the acquisition is $9,500,000. The additional stock must be issued or cash must be paid by November 30, 2001.

     Of the 10,333,333 shares of common stock issued to Mr. Gottesman, 3,000,000 shares are held in escrow as collateral against the $300,000 convertible debenture issued on August 21, 2001 to The Keshet Fund, L.P.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information as of the date of this prospectus regarding certain ownership of Kaire's outstanding common stock by all officers and directors individually, all officers and directors as a group, and all beneficial owners of more than five percent of the common stock.

----------------------------------------------------------------------------------------------------
       Name and Address              Shares Beneficially Owned (1)             Percent of Class
----------------------------------------------------------------------------------------------------
Steven R. Westlund                        4,833,333(2)                         3.94%
7348 Bellaire Avenue
North Hollywood, CA  91605
----------------------------------------------------------------------------------------------------
Owen M. Naccarato                         3,333,333(2)                         2.75 %
7348 Bellaire Avenue
North Hollywood, CA  91605
----------------------------------------------------------------------------------------------------
Mark L. Baum                              3,333,333(2)                         2.75 %
7348 Bellaire Avenue
North Hollywood, CA  91605
----------------------------------------------------------------------------------------------------
Asher Gottesman                          10,333,333(3)                         8.80%
7348 Bellaire Avenue
North Hollywood, CA  91605
----------------------------------------------------------------------------------------------------
Officers and directors as a              21,833,332                           16.89%
group (4 persons)
----------------------------------------------------------------------------------------------------

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of the registration statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are exercisable within 60 days of the date of this registration statement have been exercised. Unless otherwise indicated, we believe that all persons named in the table have voting and investment power with respect to all shares of common stock beneficially owned by them.

(2) Represents options to purchase shares of our common stock at $0.05 per share, which options are currently exercisable.

(3) Includes 3,000,000 shares of common stock held in escrow as collateral against the $300,000 convertible note issued on August 17, 2001 to Laurus Master Fund, Ltd.

                           DESCRIPTION OF SECURITIES

Common Stock

     As of the date of this prospectus, the authorized capital stock of Kaire consists of 400,000,000 shares of common stock, $.001 par value, of which 162,037,851 shares are issued and outstanding. There are approximately 664 shareholders that are not in street name. The holders of common stock are entitled to dividends, pro rata, as and when declared by the Board of Directors, to one vote per share at a meeting of stockholders and, upon winding up or liquidation, to receive those of our assets that are distributable to the holders of the common stock upon winding up or liquidation. No common stock has been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking funds.

Warrant and Options

     833,334 warrants at an exercise price of $.1485 have been issued to Libra Finance S.A., P.O. Box 4603, Zurich, Switzerland. Additionally, pursuant to the same provisions, 1,666,666 warrants at an exercise price of $.1485 have been issued to Talbiya B. Investments Ltd., Ragnall House, 18 Peel Road, Douglas, Isle of Man, 1M14L2, United Kingdom.

     Kaire's CEO and Chairman, Mr. Westlund, currently has an option to purchase 4,833,333 shares of our common stock at an option price of $ .05 per share.

     Kaire's CFO and Secretary, Mr. Naccarato, currently has an option to purchase 3,333,333 shares of our common stock at an option price of $ .05 per share.

     Kaire's President, Mr. Baum, currently has an option to purchase 3,333,333 shares of our common stock at an option price of $ .05 per share.

     We issued 1,500,000 warrants to Laurus Master Fund Ltd. The warrants are at an exercise price of the lesser of $.0396 or 110% of the lowest closing price of our common stock for the 10 days preceding the date of the exercise of the warrants.

     We issued 1,500,000 warrants to The Keshet Fund L.P. The warrants are at an exercise price of the lesser of $.011 or 110% of the lowest closing price of our common stock for the 10 days preceding the date of the exercise of the warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have approximately 204,412,851 shares of common stock outstanding, assuming the conversion of all convertible notes, at current market prices, and the exercise of all warrants held by the selling shareholder. The shares to be sold by the selling shareholder in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

     Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 2,044,129 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

     Effect of Substantial Sales on Market Price of Common Stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

                              SELLING SHAREHOLDER

     The table below sets forth information concerning the resale of the shares of common stock by the selling shareholder. We will not receive any proceeds from the resale of the common stock by the selling shareholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling shareholder, none of the selling shareholder will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------------------------------------------------------------------------------------------------------------------------
                      Total Shares of          Total         Shares of       Beneficial                   Beneficial   Percentage of
                        Common Stock      Percentage of     Common Stock     Ownership     Percentage of  Owner-ship   Common Stock
                       Issuable Upon       Common Stock,    Included in      Before the    Common Stock   After the     Owned After
                    Conversion of Notes    Assuming Full     Prospectus       Offering     Owned Before    Offering      Offering
     Name            and/or Warrants(2)    Conversion(2)        (1)             (2)          Offering         (3)           (3)
------------------------------------------------------------------------------------------------------------------------------------
Keshet Fund L.P.        42,375,000             21%         Up to $399,000    10,735,924       4.99%           --              --
                                                           worth of common
                                                           stock
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares which the selling shareholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible note is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling shareholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares
     of common stock.   As a result of the contractual agreement not to exceed
     4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.

(2) Assumes that the 80% average of the three lowest closing prices of our common stock for the thirty days immediately prior to this conversion date is $0.01. Includes 1,500,000 shares underlying warrants that are currently exercisable at an exercise price of $0.011 per share. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, John Clarke may be deemed a control person of the shares owned by such entity.

(3)  Assumes that all securities registered will be sold.

                              PLAN OF DISTRIBUTION

     The selling shareholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling shareholder will sell any or all of the common stock in this offering. The selling shareholder may use any one or more of the following methods when selling shares:

     . Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

     . Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     . Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

     . An exchange distribution following the rules of the applicable exchange

     .    Privately negotiated transactions

     .    Short sales or sales of shares not previously owned by the seller

     . Broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share

     .    A combination of any such methods of sale any other lawful method

The selling shareholder may also engage in:

     . Short selling against the box, which is making a short sale when the seller already owns the shares.

     . Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

     . Pledging shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

     Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling shareholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be considered to be an "underwriter" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     Because the selling shareholder is deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act, and will be subject to the prospectus delivery requirements:

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholder and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

     If the selling shareholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

                               LEGAL PROCEEDINGS

     In February 1992, Medical Funding of America leased to Tri-County a Siemens Mobile Magneton Impact MRI System with a Van. On or about June 24, 1992, Siemens and MFA entered into a loan and security agreement in the amount of $2,019,496, which was paid directly to Siemens Medical Systems, Inc. On or about March 1, 1995, Siemens, MFA, Tri-County, and Venus Management (an Interactive Medical Technologies (Kaire Holdings) subsidiary entered into a transfer of interest agreement whereby Kaire gave its corporate guaranty of all of Venus' obligations under this agreement. Venus and MFA defaulted on the loan, and on April 2, 1997, Siemens Credit Corporation filed a civil action for the accelerated amount due plus costs. This action is still pending. On or about October 9, 1997, a Transfer of Interest Agreement was drawn up between Venus Management, Siemens Credit Corporation, and Medical Management, Inc. whereby CMI would take over the lease. CMI took possession of the MRI. All parties executed the agreement, except Siemens, who continued to negotiate with CMI in an attempt to get CMI to pay all of the arrearages owed Siemens. At present CMI and Siemens are still negotiating over the terms of the agreement. It is our opinion that its obligations under this agreement have been assigned and that Siemens will not pursue this matter any further.

     Our magnetic resonance imaging system currently is installed in a mobile van at an operating site in Jefferson Valley, New York and has been in use since September 1992. It is leased to Tri-County Mobile MRI, L.P., whose general partner is Diagnostics Resource Funding.

     This lease provides for monthly payments of $37,926 to Venus Management, Inc. through August 1999 and $68,589 in September 1999 (with such payments being guaranteed by Medical Funding of America, Inc.), and VMI is required to make monthly installment payments (which include interest at 10.5% per annum on the unpaid principal balance) for the unit to a third party finance company of $32,360 through August 1999 and $68,589 in September 1999. This lease provides for a purchase option at the expiration of the initial term of such lease equal to the then fair market value of the unit.

     Tri-County was delinquent in making certain of its lease payments to VMI under the terms of the lease agreement concerning the Unit, and MFA failed to make these payments to VMI under its guarantee of Tri-County's payments to VMI. Accordingly, VMI had not made certain payments due to the third-party finance company for the Unit.

     As a result, the third-party finance company issued a notice of default to us. Tri-County is currently in discussions with the third-party finance company to restructure the obligation, to assume the debt, and to take title to the unit. It is expected that the third-party finance company will accept the restructure, and we will release our title to the equipment in exchange for the third-party finance company releasing us from our debt obligation. However, if the parties are unable to resolve this matter, it is likely that the third-party finance company will institute an action against us, VMI, and Tri-County for the balance due, plus other costs and relief.

Patent Claim

     An individual filed a complaint against us alleging breach of contract and fraud and related business torts related to certain patents that the plaintiff transferred to us. We believe that the plaintiff's claims are without merit and intend to vigorously defend ourselves. The amount of claimed damages is not yet determined.

     Except as otherwise specifically indicated above, we believe that we do not have any material liability for any lawsuits, settlements, judgments, or fees of defense counsel which have not been paid or accrued as of December 31, 2000. However, there can be no assurance that we will prevail in any of the above proceedings. In addition, we may be required to continue to defend ourselves resulting in substantial additional expense. In the event we are unable to pay the defense costs associated with the foregoing, an unfavorable settlement or judgment could be awarded against us, which could have a material adverse effect upon Kaire Holdings Incorporated.

                                    EXPERTS

     Our financial statements in the prospectus of this Form SB-2 registration statement have been audited by Pohl, McNabola, Berg & Company LLP, as disclosed in their report appearing elsewhere in this prospectus.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Sichenzia, Ross, Friedman & Ference LLP, New York, New York.

                          OTHER AVAILABLE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Commission (the "commission"). We file periodic reports, proxy statements and other information with the commission under the Securities Exchange Act of 1934.

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this prospectus. This prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates. Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

     The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov.

     Visitors to the site may access such information by searching the EDGAR archives on this web site.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different.

     The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

     The information contained in this prospectus is accurate only as of the date of this prospectus.

                 KAIRE HOLDINGS INCORPORATED AND SUBSIDIARIES
                       Consolidated Financial Statements

                          December 31, 2000 and 1999
                             June 30, 2001 and 2001

Report of Independent Certified Public Accountants                                           F-1

Consolidated Balance Sheets                                                            F-2 - F-3

Consolidated Statements of Operations                                                        F-4

Consolidated Statements of Stockholders' Deficit                                             F-5

Consolidated Statements of Cash Flows                                                  F-6 - F-8

Notes to Consolidated Financial Statements                                            F-9 - F-32

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Kaire Holdings Incorporated

We have audited the accompanying consolidated balance sheets of Kaire Holdings Incorporated and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kaire Holdings Incorporated and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raise doubts about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Pohl, McNabola, Berg & Company LLP
March 27, 2001

                                     -F-1-

                          KAIRE HOLDINGS INCORPORATED
                               AND SUBSIDIARIES
                          Consolidated Balance Sheets
                       As of December 31, 2000 and 1999




                                    ASSETS

                                                                         2000                 1999
                                                                  ------------------   ------------------
Current assets
   Cash and cash equivalents                                         $       311,716      $       130,668
   Accounts receivable, net of allowance of doubtful
   accounts of $397,362 and $1,000 respectively                            1,046,682               29,332
   Inventory                                                                 385,219                    -
   Deposits                                                                    4,750                    -
   Other current asset                                                        14,179                    -
                                                                  ------------------   ------------------
      Total current assets                                                 1,762,546              160,000
                                                                  ------------------   ------------------

Noncurrent assets
   Debt issuance costs                                                        76,541                    -
   Property and Equipment, net of accumulated depreciation                   278,147                    -
   Note Receivable-related party                                             280,500                    -
   Investments                                                                30,028                    -
   Other non-current assets                                                    5,000
   Goodwill, net of accumulated amortization                               9,202,267                    -
                                                                  ------------------   ------------------
      Total noncurrent assets                                              9,872,483                    -
                                                                  ------------------   ------------------
            Total assets                                             $    11,635,029      $       160,000
                                                                  ==================   ==================

                                  (continued)


  The accompanying notes are an integral part of these financial statements.

                                     -F-2-

                           KAIRE HOLDINGS INCORPORATED
                                AND SUBSIDIARIES
                     Consolidated Balance Sheets (continued)
                        As of December 31, 2000 and 1999


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
   Notes payable                                                     $          -       $     25,000
   Accounts payable and accrued expense                                 1,960,029            640,426
   Income tax payable                                                       4,000                  -
   Due to Stason Biotech                                                  175,000                  -
   Sales tax payable                                                        5,727                  -
   Note payable-Acquisition                                             1,301,000                  -
   Capital leases-short term                                               73,262                  -
                                                                     ------------       ------------
     Total current liabilities                                          3,519,018            665,426

Long term liabilities
   Convertible notes payable and debentures                               821,000             81,000
   Capital leases-long term                                               123,847                  -
                                                                     ------------       ------------
     Total long term liabilities                                          944,847             81,000
                                                                     ------------       ------------
       Total liabilities                                                4,463,865            746,426
                                                                     ------------       ------------

Stockholders' deficit
   Common stock, $0.001 par value
     400,000,000 shares authorized; 117,765,033
     And 77,197,000 shares issued and outstanding, respectively           117,765             77,197
   Common Stock Subscriptions Receivable                                  (20,000)                 -
   Additional paid in capital                                          40,671,855         30,521,658
   Accumulated deficit                                                (33,598,456)       (31,185,281)
                                                                     ------------       ------------
       Total stockholders' deficit                                      7,171,164           (586,426)
                                                                     ------------       ------------

          Total liabilities and stockholders' deficit                $ 11,635,029       $    160,000
                                                                     ============       ============

   The accompanying notes are an integral part of these financial statements.

                                     -F-3-

                           KAIRE HOLDINGS INCORPORATED
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                For the Periods Ending December 31, 2000 and 1999

                                                         2000               1999
                                                     -------------       ------------
Revenues                                             $   5,707,700       $    259,545
Cost of goods sold                                       4,056,631             89,245
                                                     -------------       ------------
Gross Profit                                             1,651,069            170,300
                                                     -------------       ------------
Operating expenses
  Research and development                                       -                153

  Depreciation and Amortization                            329,625              8,776
  Selling, general, and administrative expenses          3,949,357          1,005,367
                                                     -------------       ------------
       Total operating expenses                          4,278,982          1,014,296
                                                     -------------       ------------
Loss from operations                                    (2,627,913)          (843,996)
                                                     -------------       ------------

Other income (expenses)
  Interest expense                                         (32,506)           (82,250)
  Other income (expense)                                         -            354,479
  Non-cash miscellaneous income                            185,403             27,326
  Write-down of accounts payable                            60,812             75,504
  Equity in earnings of Stason Biotech                       5,028                  -
                                                     -------------       ------------
       Total other income (expenses)                       218,738            375,059
                                                     -------------       ------------
Loss before provision for income taxes                  (2,409,175)          (468,937)
Provision for income taxes                                   4,000              3,600
                                                     -------------       ------------
Net loss                                             $  (2,413,175)      $   (472,537)
                                                     =============       ============
Basic loss per share                                 $       (0.02)      $      (0.01)
                                                     =============       ============
Diluted loss per share                               $       (0.02)      $      (0.01)
                                                     =============       ============
Weighted-average shares outstanding - basic            104,953,458         36,251,628
                                                     =============       ============
Weighted-average shares outstanding - diluted          104,953,458         36,251,628
                                                     =============       ============

   The accompanying notes are an integral part of these financial statements.

                                     -F-4-

                           KAIRE HOLDINGS INCORPORATED
                                AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                For the Periods Ending December 31, 2000 and 1999



                                        Common Stock          Common stock       Additional
                                 ---------------------------  Subscription        Paid-In       Accumulated
                                     Shares       Amount       Receivable         Capital         Deficit          Total
                                 ---------------------------------------------------------------------------------------------
Balance, December 31, 1998          15,387,384  $  15,387       $        -     $ 28,086,764  $ (30,712,744)  $  (2,610,593)

Issued for conversion
of notes payable                    32,866,250     32,866                         1,281,784                      1,314,650

Issued for convertible note
interest                               208,482        208                             4,896                          5,104

Issued for professional services       335,000        335                            19,165                         19,500

Issued for services                    817,610        818                            64,182                         65,000

Issued for conversion of debt        7,678,708      7,679                           162,769                        170,448

Issued for options exercised        17,310,000     17,310                           788,190                        805,500

Issued for other compensation        1,275,000      1,275                            62,475                         63,750

Beneficial Conversion                1,318,792      1,319                            51,433                         52,752

Net loss                                                                                          (472,537)       (472,537)
                                 -------------------------------------------------------------------------------------------
Balance, December 31, 1999          77,197,226  $  77,197       $        -     $ 30,521,658  $ (31,185,281)  $    (586,426)
                                 -------------------------------------------------------------------------------------------

Issued for conversion
of notes payable                       200,000        200                             9,800                         10,000

Issued for convertible note
interest                               389,110        389                            17,611                         18,000

Issued for professional services     2,123,168      2,123                            91,933                         94,056

Issued for services                  4,140,000      4,140                           305,860                        310,000

Issued for investment-NetFame           50,000         50                             4,950                          5,000

Issued for conversion of debt          596,550        597                            26,248                         26,845

Issued for options exercised        16,456,980     16,457                         1,633,142                      1,649,599

Issued for Lost certificates         1,112,000      1,112                            (1,112)                             -

Shares issued for Acquisition       15,499,999     15,500                         6,484,500                      6,500,000

Deferred compensation expense                           -                -         (463,135)                      (463,135)

Issued for employee compensation             -          -                         2,040,400                      2,040,400

Stock Subscriptions receivable               -          -          (20,000)                                        (20,000)

Net loss                                                                                        (2,413,175)     (2,413,175)
                                 -------------------------------------------------------------------------------------------
Balance, December 31, 2000         117,765,033  $ 117,765       $  (20,000)    $ 40,671,855  $ (33,598,456)  $   7,171,164
                                 ===========================================================================================

   The accompanying notes are an integral part of these financial statements.

                                     -F-5-

                           KAIRE HOLDINGS INCORPORATED
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  For the Year Ended December 31, 2000 and 1999

                                                                                    2000              1999
                                                                                ------------      ------------
Increase (decrease) in cash and cash equivalents
  Net (loss)                                                                     $(2,413,175)     $   (472,537)
  Adjustments to reconcile net loss to net cash used
  in operating activities
  Depreciation and amortization                                                       53,160            16,035
  Amortization of goodwill                                                           276,465                 -
  Allowance for bad debts                                                            324,648
  Common stock issued for services                                                   310,000            65,000
  Common stock issued for conversion of debt                                               -           170,448
  Common stock issued for conversion of note payable                                       -         1,314,650
  Common stock issued for professional services                                       94,056            19,500
  Common stock issued in payment of interest                                          13,099             5,104
  Common stock issued for other compensation                                               -            63,750
  Charge related to beneficial conversion feature of convertible debentures                -            52,752
  Stock options issued for services at below the fair market
    value of the stock on the date of the grant                                    1,577,265                 -
  Non-cash other expenses (Income)                                                    (5,028)          (34,087)
                                                                                ------------      ------------
  Total adjustments to net income                                                $   230,490      $  1,200,615
                                                                                ------------      ------------

Cash flow from operating activities:
  Changes in assets and liabilities
  Trade accounts receivable                                                      $(1,413,712)     $     32,689
  Inventories                                                                       (385,219)           98,446
  Deposits                                                                                 -             9,500
  Prepaid expenses and other current assets                                          (14,179)                -
  Debt Issuance cost                                                                 (76,541)                -
  Income and Sales tax payable                                                         9,727                 -
  Accrued interest on convertible notes                                               14,602                 -
  Accounts payable and accrued expenses                                            1,319,604          (863,313)
                                                                                ------------      ------------
  Cash flow generated by (used in) operating activities                          $  (315,228)     $    477,937
                                                                                ------------      ------------

Cash flow from investing activities:
  Purchase of property, equipment and leaseholds                                 $   (48,823)     $          -
  Note Receivable - related party                                                   (280,500)                -
  Other Investments                                                                  (25,000)
  Investment in Classic Care                                                      (1,112,500)                -
  Due to Stason Biotech                                                              175,000                 -
                                                                                ------------      ------------
   Net cash generated by (used in) investing activities                          $(1,291,823)     $          -
                                                                                ------------      ------------

   The accompanying notes are an integral part of these financial statements.

                                     -F-6-

                                                                      2000              1999
                                                                   -----------       -----------
Cash flow from financing activities:
    Change in Notes Payable                                        $   (25,000)      $(1,159,100)
    Payment on Note payable - Classic Care                            (586,500)                -
    Common stock issued for options exercised                        1,649,599           805,500
    Proceeds from convertible debenture                                750,000
                                                                   -----------       -----------
         Net cash generated by (used in) financing activities      $ 1,788,099       $  (353,600)
                                                                   -----------       -----------
         Net (decrease) increase in cash
           and cash equivalents                                    $   181,048       $   124,337
                                                                   -----------       -----------
         Cash and cash equivalents at beginning of year                130,668             6,331
                                                                   -----------       -----------
         Cash and cash equivalents at end of year                  $   311,716       $   130,668
                                                                   ===========       ===========

Supplementary disclosures of cash flow information
    Cash paid during the year for
         Interest                                                  $         -       $    13,912
         Income taxes                                              $     7,264       $     1,600

Supplemental schedule of non-cash investing and financing activities:
During the year ended December 31, 2000, the Company entered into the following non-cash transactions:

    Issued 589,110 shares of common stock for conversion of $10,000 of notes payable, and $18,000 of accrued interest.

    Issued 4,140,000 shares of common stock for services valued at $310,000

    Issued 2,123,168 shares of common stock for professional fees valued at $94,056

    Issued 596,550 shares of common stock for conversion of debt valued at $26,845.

    Issued 15,499,999 shares of common stock for acquisition of Classic Care Pharmacy valued at $6,500,000

    Issued 50,000 shares of common stock for investment in NetFame.com valued at $5,000


   The accompanying notes are an integral part of these financial statements.

                                     -F-7-

Supplemental schedule of non-cash investing and financing activities:
(continued)

In May 2000, the Company acquired 100% of stock of Classic Care Pharmacy

  Assets acquired:
    Non-cash working capital assets                                           $   471,960
    Property & Equipment, net of accumulated depreciation of $107,348             282,485
    Goodwill                                                                    9,478,732
                                                                              -----------
                                                                               10,233,177

  Liabilities assumed:
    Accounts payable                                                              486,427
    Long term liabilities                                                         246,750
                                                                              -----------
                                                                                  733,177

  Cost of net assets acquired                                                 $ 9,500,000
                                                                              ===========

  Payment for net assets acquired:
    Cash paid at closing                                                      $ 1,112,500
    Notes issued to stockholders of acquired company                            1,887,500
    15,499,999 shares issued for the acquisition                                6,500,000
                                                                              -----------
                                                                              $ 9,500,000
                                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                                     -F-8-

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Line of Business
---------------------------------

Kaire Holdings Inc. ("Kaire"), a Delaware corporation, was incorporated on June 2, 1986. Effective February 3, 1998, Kaire changed its name to Kaire Holdings Incorporated from Interactive Medical Technologies, Ltd. in connection with its investment in Kaire International, Inc. ("KII").

In 1999, the Company formed YesRx.com, Inc., an Internet drugstore focused on pharmaceuticals, health, wellness and beauty products. The Internet web site targets Internet shoppers and in particular, the senior citizen. YesRx.com focuses on selling drugs for chronic care as opposed to emergency needs and works mainly with the patient who has regular medication needs and multiple refills.

During 2000, the Company completed a reorganization of the Company, which included the transfer of the assets of EZ TRAC, Inc. to a new corporation, Stason Biotech, Inc., in exchange for 40% of the outstanding common stock of the new corporation and the acquisition of Classic Care Pharmacy, which provides prescription medication services to seniors living in extended care facilities in Southern California. These transactions reflected management's strategic plan to transfer the Company from providing medical testing and laboratory analysis to becoming a provider of prescription medication and supplies to senior citizens and individuals needing chronic care.

In November of 2000, the Company advanced its business strategy with the introduction of the YesRx Health Advocate Program. The Health Advocate Program provides medication compliance programs to HIV/AIDS, diabetic and senior health communities.


Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Kaire and its wholly owned subsidiaries (collectively the "Company"). The Company's subsidiaries include See/Shell Biotechnology, Inc., E-Z TRAC, Inc., Venus Management, Inc., EFFECTIVE Health, Inc, and Classic Care Pharmacy, Inc. Only Classic Care Pharmacy, Inc, has current operations; the remaining subsidiaries are dormant. Intercompany accounts and transactions have been eliminated upon consolidation.

                                     -F-9-

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------

For purpose of the statements of cash flows, cash equivalents include amounts invested in a money market account with a financial institution. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market.

Concentration of cash
---------------------

The Company at times maintains cash balances in excess of the federally insured limit of $100,000 per institution. Uninsured balances as of December 31, 2000 were $11,907.

Revenue Recognition
-------------------

The Company recognizes revenue at the time the product is shipped to the customer or services are rendered. Outbound shipping and handling charges are included in net sales. A significant portion of the Company's sales is within the United States. International sales are minimal.

Net Loss Per Share
------------------

Income (loss) per common share is computed on the weighted average number of common shares outstanding during each year. Basic EPS is computed as net income
(loss) applicable to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities when the effect would be dilutive.

                                     -F-10-

Inventory
---------

Inventory consists primarily of pharmaceuticals and health care products and is stated at the lower of cost or market (First-in, First-out, basis).

Property and Equipment
----------------------

Furniture and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives of three to seven years. Amortization of leasehold improvements and assets financed under capital leases is computed using the straight-line method over the shorter of the useful life of the asset or the life of the respective lease.

Expenditures for additions and major improvements are capitalized. Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Goodwill
--------

The Company capitalized as goodwill the excess acquisition costs over the fair value of net assets acquired, in connection with business acquisitions, which costs were being amortized on a straight-line method over 20 years. The carrying amount of goodwill will be reviewed periodically based on the undiscounted cash flows of the entities acquired over the remaining amortization period.

Research and Development
------------------------

Research and development expenses consist principally of payroll and related expenses for development of the contrast microspheres. All research and development costs are expensed as incurred.

Income Taxes
------------

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities

                                     -F-11-

------------------------

and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Fair Value of Financial Instruments
-----------------------------------

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. SFAS NO. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. For certain of the Company's financial instruments, including cash and cash equivalents and accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Stock-Based Compensation
------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation.

The Company determined that it will not change to the fair value method and will continue to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

                                     -F-12-

Comprehensive Income (Loss):
----------------------------

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which is effective for financial statements for periods beginning after December 15, 1997. This pronouncement establishes standards for reporting and display of comprehensive income (loss) and its components in a full set of general-purpose financial statements. Comprehensive income consists of net income and unrealized gains (losses) on available-for-sale securities; foreign currency translation adjustments; changes in market values of future contracts that qualify as a hedge; and negative equity adjustments recognized in accordance with SFAS No. 87. The Company, however, does not have any components of comprehensive income (loss) as defined by SFAS 130 and therefore, for the years ended December 31, 2000 and 1999, comprehensive loss is equivalent to the Company's net loss.

Long -lived assets
------------------

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, the Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated discounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Advertising Costs
-----------------

The Company expenses advertising costs as they are incurred. Advertising costs for the year ended December 31, 2000 were $19,600.

Reclassifications
-----------------

Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentations.

                                     -F-13-

Segment and Geographic Information
----------------------------------

The FASB issued SFAS No. 131 on "Disclosures about Segments of an Enterprise and Related Information" effective in 1998. SFAS 131 requires enterprises to report information about operating segments in annual financial statements and selected information about reportable segments in interim financial reports issued to shareholders, on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. It also established standards for related disclosures about products and services, geographic areas and major customers. The Company evaluated SFAS No. 131 and determined that the Company operates in only one segment.

Other Accounting Pronouncements
-------------------------------

In June 1998, the Financial Accounting Standard Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that an enterprise recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 2000, and has been adopted by the Company for the year ending December 31, 2000. The Company does not believe that the adoption of the provisions of SFAS No. 133 will have a material impact on its financial position or results of operations, as the Company does not have any derivative instruments.

In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the effective Date of FASB Statement No. 133,". The statement is effective for periods beginning after June 1999 and amends paragraph 48 of SFAS No. 133 and supersedes paragraph 50 of SFAS No. 133. The Company does not believe that the adoption of the provisions of SFAS No. 137 will have a material impact on its financial position or results of operations.

In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133," The Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not believe that the adoption of the provisions of SFAS No. 138 will have a material impact on its financial position or results of operations.

                                     -F-14-

-------------------------------------------

In March 2000, the FASB released Interpretation No.44, " Accounting for Certain Transactions Involving Stock Compensation." This Interpretation addresses certain practice issues related to APB Opinion No.25. The provisions of this Interpretation are effective July 1, 2000, and, except for specific transactions noted in paragraphs 94-96 of this Interpretation, shall be applied prospectively to new awards, exchanges of awards in business combinations, modifications to an outstanding award, and exchanges in grantee status that occur on or after that date.

Certain events and practices covered in Interpretation No. 44 have different application dates, and events that occur after an application date but prior to July 1, 2000, shall be recognized only on a prospective basis. Accordingly, no adjustment shall be made upon initial application of the Interpretation to financial statements for periods prior to July 1, 2000. Thus, any compensation cost measured upon initial application of this Interpretation that is attributed to periods prior to July 1, 2000 shall not be recognized. The Company has adopted the provisions of this Interpretation starting July 1, 2000.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $2,413,175 and $472,537 for the years ended December 31, 2000 and 1999, respectively. The Company also had a net working deficit of $1,756,472 and $505,426 for the years ended December 31, 2000 and 1999 respectively. Additionally, the Company must raise additional capital to meet its funding commitments for the acquisition of Classic Care, Inc. These factors raise doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the Company's ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has previously relied on equity financing sources and debt offerings to fund operations. The Company's reliance on equity and debt financing will continue, and the Company will continue to seek to enter into strategic acquisitions.

NOTE 3 - INVESTMENTS

Investments as of December 31, 2000 consist of the following:

     Stason Biotech, Inc.                  $     5,028
     Ebility, Inc.                              25,000
                                           ------------
                                           ------------
                                           $    30,028
                                           ============

The investment in Stason Biotech, made during 2000, represents the Company's 40% share of earnings in this company for the year ended December 31, 2000 as recorded under the equity method of accounting. The investment in Ebility, made during 2000, is recorded under the cost method of accounting.

The Company's investment in KII, Inc., a multi-level marketing company, was written off during 1999.

                                     -F-15-

NOTE 4 - NOTES RECEIVABLE--RELATED PARTY

As of December 31, 2000, the Company holds a $280,000 note receivable from one of its shareholders. The note is due upon demand and bears no interest.


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2000 and 1999 consisted of the following:

                                                          2000          1999
                                                        --------      --------
Furniture and equipment                                 $675,945      $460,076
Leasehold improvements                                         -       431,397
                                                        --------      --------
                                                         675,945       891,473

Less accumulated depreciation and amortization           397,798       891,473
                                                        --------      --------
           Total                                        $278,14$             -
                                                        ========      ========

Depreciation and amortization expense for the years ended December 31, 2000 and 1999 was $53,160 and $16,035, respectively.

                                     -F-16-

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2000 and 1999 consisted of the following:

                                                                             2000                 1999
                                                                       ----------------     -----------------
         Accounts payable                                              $      1,480,216     $         126,200
         Accrued professional and related fees                                   43,000               108,091
         Accrued compensation and related payroll taxes                         170,617                 2,928
         Accrued interest payable                                               236,233               221,631
         Other accrued expenses                                                  29,963               181,576
                                                                       ----------------     -----------------
                    Total                                              $      1,960,029     $         640,426
                                                                       ================     =================

NOTE 7 - NOTE PAYABLE -ACQUISITION

As of December 31, 2000, the Company has a note payable outstanding of $1,301,000 as a result of its acquisition of Classic Care Pharmacy, Inc. This interest free note is payable in installments through October 1, 2001.


NOTE 8 - CONVERTIBLE NOTES PAYABLE AND DEBENTURES

During January through May 1997, the Company issued convertible notes aggregating to $479,655, which are due in, the same months in 2000. The notes have a stated interest rate of 10% per annum, and interest is payable semi-annually. The notes are convertible at $9.38 per share, which approximated the average trading price of the Company's common stock. $10,000 of these notes were converted into common stock in 2000 and $71,000 of these notes were still outstanding as of December 31, 2000.

During October 2000, the company issued convertible notes aggregating to $750,000, which are due in October 2002. The notes have a stated interest rate of 8% per annum, and interest is payable quarterly and the principal balance is due at maturity. The total notes outstanding at December 31, 2000, and 1999, amounted to $821,000 and $81,000 respectively.

The convertible debentures amounting to $750,000, which were issued during 2000, have a conversion price that is the lesser of (1) 80% of the average of the three lowest closing prices out of the thirty closing prices prior to the closing date and (2) 80% of the lowest three closing prices during the sixty trading days, as reported on the NASD OTC

                                     -F-17-

Bulletin Board, immediately preceding the purchase date. Thus, the debentures will be converted at prices below the current market price on the conversion date. If conversions of the debentures occur, shareholders may be subject to an immediate dilution in their per share net tangible book value. The current convertible debentures may be converted into common stock at any time prior to their maturity date of October 25, 2002.


NOTE 9 - INCOME TAXES

Significant components of the provision for taxes based on income for the years ended December 31 are as follows:


                                                              2000            1999
                                                        ------------     ------------
 Current
      Federal                                           $          -     $          -
      State                                                    4,000            3,600
                                                        ------------     ------------
                                                               4,000            3,600
                                                        ------------     ------------
 Deferred                                                          -                -
      Federal                                                      -                -
      State
                                                        ------------     ------------
                Provision for income taxes              $      4,000     $      3,600
                                                        ============     ============

A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for (benefit from) income taxes for the years ended December 31 is as follows:

                                                           2000            1999
                                                       ---------       ----------
Income tax provisions (benefit) computed
  at federal statutory rate                                 34.0%            34.0%

State taxes, net of federal benefit                         (0.1)            (0.1)

Increase in the valuation allowance                        (33.9)           (33.9)
                                                       ---------       ----------
                 Total                                      (0.0)%           (0.0)%
                                                       =========       ==========

                                     -F-18-

Significant components of the Company's deferred tax assets and liabilities for income taxes consist of the following:

                                                        2000            1999
                                                    ------------    ------------
Deferred tax asset
   Net operating loss carryforwards                 $  6,911,627    $  4,091,145
   Impairment of assets                                2,032,518       2,032,518
   Options/warrants                                      675,700       2,101,337
   Other                                                 223,641               -
                                                    ------------    ------------
                                                       9,843,486       8,225,555
Deferred tax liability
   State income taxes                                   (548,008)              -
                                                    ------------    ------------

   Net deferred tax asset                              9,295,478       8,225,555
                                                    ------------    ------------
   Valuation allowance                                (9,295,478)     (8,225,555)
                                                    ------------    ------------
                                                    $          -    $          -
                                                    ============    ============

At December 31, 2000, the Company has available approximately $16,133,583 in net operating loss carryforwards available to offset future federal and state income taxes, respectively, which begin to expire in 2020.

Tax rules impose limitations on the use of net operating losses following certain changes in ownership. Such a change occurred in 1999 and 2000, which will limit the utilization of the net operating losses in subsequent years.

                                     -F-19-

NOTE 10 - COMMITMENTS AND CONTINGENCIES

A. Litigation
-------------

Lease

In February 1992, Medical Funding of America ("MFA") leased to Tri-County a Siemens Mobile Magneton Impact MRI System with a Van. On or about June 24, 1992, Siemens and MFA entered into a loan and security agreement in the amount of $2,019,496, which was paid directly to Siemens Medical Systems, Inc. On or about March 1, 1995, Siemens, MFA, Tri-County, and Venus Management (an Interactive Medical Technologies (Kaire Holdings) subsidiary ("Kaire") entered into a transfer of interest agreement whereby Kaire gave its corporate guaranty of all of Venus' obligations under this agreement. Venus and MFA defaulted on the loan, and on April 2, 1997, Siemens Credit Corporation filed a civil action for the accelerated amount due plus costs. This action is still pending. On or about October 9, 1997, a Transfer of Interest Agreement was drawn up between Venus Management, Siemens Credit Corporation, and Medical Management, Inc. ("CMI," NYSE symbol CMI) whereby CMI would take over the lease. CMI took possession of the MRI. All parties executed the agreement, except Siemens, who continued to negotiate with CMI in an attempt to get CMI to pay all of the arrearages owed Siemens. At present CMI and Siemens are still negotiating over the terms of the agreement. It is the opinion of the Company's management that its obligations under this agreement have been assigned and that Siemens will not pursue this matter any further.

The Company's magnetic resonance imaging ("MRI") system (the "Unit") currently is installed in a mobile van at an operating site in Jefferson Valley, New York and has been in use since September 1992. It is leased to Tri-County Mobile MRI, L.P. ("Tri-County"), whose general partner is Diagnostics Resource Funding.

This lease provides for monthly payments of $37,926 to Venus Management, Inc. ("VMI") through August 1999 and $68,589 in September 1999 (with such payments being guaranteed by Medical Funding of America, Inc. ("MFA")), and VMI is required to make monthly installment payments (which include interest at 10.5% per annum on the unpaid principal balance) for the Unit to a third party finance company of $32,360 through August 1999 and $68,589 in September 1999. This lease provides for a purchase option at the expiration of the initial term of such lease equal to the then fair market value of the Unit.

Tri-County was delinquent in making certain of its lease payments to VMI under the terms of the lease agreement concerning the Unit, and MFA failed to make these payments to VMI under its guarantee of Tri-County's payments to VMI. Accordingly, VMI had not made certain payments due to the third-party finance company for the Unit.

                                     -F-20-

-------------------------

Lease (continued)
-----------------

As a result, the third-party finance company issued a notice of default to the Company. Tri-County is currently in discussions with the third-party finance company to restructure the obligation, to assume the debt, and to take title to the Unit. It is expected that the third-party finance company will accept the restructure, and the Company will release its title to the equipment in exchange for the third-party finance company releasing the Company from its debt obligation. However, if the parties are unable to resolve this matter, it is likely that the third-party finance company will institute an action against the Company, VMI, and Tri-County for the balance due, plus other costs and relief.

                                     -F-21-

Patent Claim
------------

An individual filed a complaint against the Company alleging breach of contract and fraud and related business torts related to certain patents that the plaintiff transferred to the Company. The Company believes that the plaintiff's claims are without merit and intends to vigorously defend itself. The amount of claimed damages is not yet determined.

Except as otherwise specifically indicated above, management believes that the Company doesn't have any material liability for any lawsuits, settlements, judgments, or fees of defense counsel which have not been paid or accrued as of December 31, 2000. However, there can be no assurance that the Company will prevail in any of the above proceedings. In addition, the Company may be required to continue to defend itself resulting in substantial additional expense. In the event the Company is unable to pay the defense costs associated with the foregoing, an unfavorable settlement or judgment could be awarded against the Company, which could have a material adverse effect upon the Company.

                                     -F-22-

B. Leases
----------

Operating leases

The Company leases two facilities under non-cancelable operating lease agreements. The first facility is located at 7348 Bellaire Avenue, North Hollywood, CA and requires a monthly rental payment of $2,300. This lease expires in May 2001 and the company has the right to renew the lease agreement for an additional 12-month from that date. The second facility is located at 1429 South Robertson Blvd, Los Angeles, CA and requires a monthly rental payment of $4,500. The term of the lease is six (6) years and expires in March 2005.

Rent expense for the years ended December 31, 2000 and 1999 was $60,501 and $57,611 respectively.

Future minimum lease payments due under non-cancelable operating leases consist of the following as of December 31, 2000:

2001                                             $   81,600
2002                                                 65,500
2003                                                 54,000
2004                                                 54,000
2005                                                 13,500
                                                 -----------
Future minimum lease payments                    $  268,600
                                                 ===========

                                     -F-23-

Capital leases
--------------

The Company maintains capital leases for some of its medical equipment and autos. The following is a schedule by year of the approximate future minimum lease payments required under these leases:


2001                                             $   94,208
2002                                                 78,776
2003                                                 57,119
2004                                                  3,976
                                                 ----------
Future Minimum lease payments                    $  234,079
Less amount representing interest                    36,970
                                                 ----------
Present value of minimum lease payments             197,109
Less current portion                                 73,262
                                                 ----------
Long-term capital lease obligation               $  123,847
                                                 ==========

The leased property under capital leases as of December 31, 2000 has a cost of $304,899, accumulated amortization of $114,072 and a net book value of $190,827. Amortization of the leased property is included in depreciation expense and amounts to $35,572 for the year ended December 31, 2000.

Employment Agreements
---------------------

The Company has an employment agreement with its Chief Executive Officer that has a term of three years and one month, ending May 1, 2003. Under this agreement, the CEO receives an annual salary of $8,000.00 per month for the first year, 8,333.33 per month for the second year and $9,583.00 for the third year. Additionally, the CEO received an option to purchase 6,000,000 shares of the Company's stock at an option price of $.05 per share. The option is exercisable at any time and the payment of the option price may be deferred. The CEO also receives a commission of 3% of the merger price for any mergers or acquisitions completed by the Company during the term of the agreement.

                                     -F-24-

---------------------------------

The Company has an employment agreement with its President that has a term of three years and one month ending May 1, 2003. Under this agreement, the CEO receives an annual salary of $6,250.00 per month for the first year, $8,000 per month for the second year and $9,200.00 for the third year. Additionally, the President received an option to purchase 4,500,000 shares of the Company's stock at an option price of $.05 per share. 2,250,000 of the shares are exercisable on April 1, 2000 and 2,250,000 shares are exercisable on April 1,2001. The payment of the option price may be deferred. The President also receives a commission of 1 1/2% of the merger price for any mergers or acquisitions completed by the Company during the term of the agreement

The Company has an employment agreement with its Chief Financial Officer that has a term of three years and one month ending May 1, 2003. Under this agreement, the CFO receives an annual salary of $7,250.00 per month for the first year, $8,000 per month for the second year and $9,200.00 for the third year. Additionally, the CFO received an option to purchase 4,500,000 shares of the Company's stock at an option price of $.05 per share. 2,250,000 of the shares are exercisable on April 1, 2000 and 2,250,000 shares are exercisable on April 1,2001. The payment of the option price may be deferred. The CFO also receives a commission of 1 1/2% of the merger price for any mergers or acquisitions completed by the Company during the term of the agreement

In October 5, 2000 the Company entered into a one-year employment agreement with an automatic one-year extension with its Chief Technical Officer that provides for a base salary and an option to purchase 500,000 shares of the Company common stock. The Company will also grant the employee a 3-year option to purchase additional 300,000 shares of the Company common stock.

An officer received 3,000,000 shares of the Company's stock during 1999 with a market value of $60,000 as partial payment of employment liabilities. A former officer received 4,000,000 shares of the Company's stock during 1999 with a market value of $80,000 as payment of similar liabilities.

Consulting Agreements
---------------------

The Company has various consulting agreements that provide for issuance of the Company's common stock and/or stock options/stock purchase warrants in exchange for services rendered by the consultants. These agreements relate primarily to raising of capital and professional services rendered in connection with the Company's acquisition efforts.

NOTE 11 - STOCKHOLDERS' EQUITY & STOCK OPTIONS

Common Stock
------------

The Company issued common stock to related parties, noted as follows:

During the year ended December 31. 2000, three officers of the Company exercised options and acquired 4,500,000 shares of the Company's common stock at prices ranging from $.05-$.10 per share. Also, a director, before he was appointed, had received an option to purchase 2,000,000 shares of the Company's common stock at $0.05 in exchange for professional services.

During 1999, the former President of the Company received 4,000,000 shares of common stock as repayment of prior amounts personally due him. In addition, this former officer of the Corporation received 13,443,750

                                     -F-25-
shares in the form of converted market value options granted for consulting services at $.05 per share and shares issued for debt restructuring.

During 1999, the Company's Chief Executive Officer received 3,000,000 shares of common stock as repayment of prior amounts personally due him.

During 1999, the new President of the Company exercised market value options and acquired 1,250,000 shares of the Company's common stock at $.04 per share.

During 1999, the Chief Financial Officer of the Company received 1,200,000 shares of stock as compensation for services rendered during 1998 and 1999.

Stock Options and Warrants
--------------------------

The Company has adopted the provisions of Financial Interpretation No. 44. Accordingly, the Company applies APB Opinion No. 25 and related interpretations in accounting for its plans for employees. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the years ended December 31:

                                                            1999                2000
                                                        -------------     --------------
 Net loss
      As reported                                       $    (472,537)    $   (2,413,175)
      Pro forma                                         $    (488,522)    $   (2,735,854)
 Basic and diluted loss per common share
      As reported                                       $       (0.01)    $        (0.02)
      Pro forma                                         $       (0.01)    $        (0.03)


                                     -F-26-

--------------------------------------

Options are granted at prices that are equal to the current fair value of the Company's common stock at the date of grant. The Company records compensation expense on options granted at prices below the current fair market value. The vesting period is usually related to the length of employment or consulting contract period.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2000: dividend yield of 0%; expected volatility of 300%; risk-free interest rate of 5.3%; and expected life of 1 year; and 1999: dividend yield of 0%; expected volatility of 100%; risk-free interest rate of 5.5%; and expected life of 1 to 1.5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

The weighted-average fair value of options granted during the years ended December 31, 2000 and 1999 was $0.11 and $0.08, respectively.

The following table summarizes information with respect to stock options outstanding and exercisable at December 31, 2000:

                              Options Outstanding
                              Options Exercisable

                                                   Weighted                                                  Weighted
                                                    Average      Weighted Average                            Average
          Exercise               Number            Exercise          Remaining            Number             Exercise
           Price               Of Shares            Price        Contractual Life        Of Shares             Price
           $ 0.05              11,700,000           $0.05              2.25              7,200,000             $0.05
           $ 0.15                   6,667           $0.15              1.50                  6,667             $0.15
                               ----------           -----              ----              ---------             -----
                               11,706,667           $0.05              2.25              7,206,667             $0.05
                               ==========           =====              ====              =========             =====

                                     -F-27-

--------------------------------------

     The following summarizes the Company's stock option and warrants activity:

                                     Warrants         Weighted
                                        And            Average
                                   Stock Options      Exercise
                                    Outstanding         Price
                                    -----------       --------
Outstanding, December 31, 1998        1,405,692       $   9.30
         Granted                     18,720,000       $   0.05
         Exercised                  (17,460,000)      $   0.05
         Expired/Cancelled             (687,692)      $   3.15
                                    -----------       --------

Outstanding, December 31,1999         1,978,000       $   6.74
        Granted                      29,850,000       $   0.05
        Exercised                   (16,908,333)      $   0.10
        Expired/Cancelled            (1,463,000)      $   8.52
                                    -----------       --------

Outstanding December 31, 2000        13,456,667       $   0.05
                                    ===========       ========

Exercisable, December 31, 2000        8,956,667       $   0.05
                                    ===========       ========

The Company has 1,750,000 and 772,333 warrants outstanding as of December 31, 2000 and 1999, respectively. The exercise prices for the warrants range from $0.15 to $45. On October 29, 2000 the Company issued warrants to purchase 1,500,000 shares of its common stock at an exercise price of $0.15.

NOTE 12 - EARNINGS PER SHARE

Earnings per share have been calculated using the weighted average number of shares outstanding during each period. Earnings per share-dilutive does not include the effect of 5,759,306 and 13,184,347 of dilutive shares for the years ended December 31, 2000 and 1999 respectively. The net loss for the periods ended December 31, 2000 and 1999 makes these shares anti-dilutive.

                                     -F-28-

NOTE 13 - MERGER AGREEMENTS

Stason U.S. Pharmaceuticals, Inc.
---------------------------------

The Company entered into a letter of intent with Stason U.S. Pharmaceuticals, Inc. (Stason). Under the agreement, Stason will receive a 17% interest in a wholly owned subsidiary, YesRx.com, Inc., which was incorporated March 27, 2000. In exchange, Stason provided Kaire Holding's subsidiary, YesRx.com, Inc, with $175,000 in working capital. As of December 31, 2000, the parties were still undecided about the details of this investment. This amount is disclosed as a liability, an amount due Stason, in the financial statements.

In addition, Stason and Kaire merged their laboratory operations into a new company called Stason Biotech, Inc. in which Stason and the Company own 60% and 40%, respectively, of the common stock of the newly formed Company. The Company accounts for this investment using the equity method.

Classic Care Pharmacy, Inc.
---------------------------

In May of 2000, the Company acquired Los Angeles-based Classic Care pharmacy. Classic Care Pharmacy provides specialized prescription medication services to seniors living in extended care facilities in Southern California. Under the merger agreement, the Company paid $1,000,000 in cash and issued 15,500,000 shares of common stock to acquire all the outstanding common stock (10,000 shares) of Classic Care Pharmacy. This agreement required that additional stock be issued if the price of the trading price of the stock on the OTCBB was less than $.50 per share on October 31, 2000.

This agreement was amended on December 6, 2000 to include additional cash payments of $2,000,000, and to defer the determination date for any additional shares to be issued under the merger agreement to October 31, 2001. The target price of the acquisition was set at $9,500,000 and the value of public market valuation of the 15,500,000 shares is required to be $6,500,000 or $.42 per share on or before that date to meet the target price of $9,500,000.

If the price of the stock is not equal to or greater than $.42 per share during the period December 6, 2000 through October 31, 2001, the Company will be required to issue sufficient additional shares of Common Stock or pay additional cash to insure that the total consideration paid for the acquisition is $9,500,000. The additional stock must be issued or cash paid by November 30, 2001.

                                     -F-29-

---------------------------------------

The acquisition was accounted for as a purchase in accordance with provisions of APB 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by the Company:

  Current assets                           $     471,960

  Fixed assets                                   282,485

  Goodwill                                     9,478,732
                                           --------------

  Total assets acquired                       10,233,177

  Less liabilities assumed                       733,177
                                           --------------

  Cost of net assets acquired              $   9,500,000
                                           ==============

Goodwill will be amortized on a straight-line basis over 20 years. Amortization expense as of December 31, 2000 amounted to $276,465.

                                     -F-30-

---------------------------------------

The following unaudited pro forma consolidated results of operations give effect to the acquisition of Classic Care Pharmacy as if it occurred as of the beginning of the periods presented below:

                               Kaire Holdings Inc
                     Consolidated Balance Sheet (Unaudited)
                               As of May 31, 2000

                                            5/31/00       5/31/00                                                     5/31/00
                                             KAIRE      CLASSIC CARE     Adjust1      Adjust2       Adjust3         Pro forma
                                             -----      ------------     -------      -------       -------         ---------
Cash                                     $    565,158     $      -                                                   565,158
Accounts Receivable                            19,690      197,376                                                   217,066
Inventory                                           -      263,905                                                   263,905
Other current assets                           55,186       10,679                                                    65,865
Property and Equip, net                        13,714      282,485                                                   296,199
Other assets                                  505,000            -     9,000,000    (9,500,000)                        5,000
Goodwill                                            -            -                   9,478,732       (197,475)     9,281,257
                                         ------------     --------     ---------    ----------    -----------    -----------
Total Assets                                1,158,748      754,445     9,000,000       (21,268)      (197,475)   $10,694,450
                                         ============     ========     =========    ==========    ===========    ===========

Accounts payable                              114,338      452,792                                                   567,131
Other liab & accrued exp                      195,576       33,635     2,500,000                                   2,729,211
Other long-term liabilities                   200,000      246,750                                                   446,750
Convertible notes and accrued interest        289,320            -                                                   289,320
Common stock                                  589,193        1,000                      (1,000)                      589,193
Additional paid in capital                 31,548,162      103,439     6,500,000      (103,439)                   38,048,162
Retained earnings                         (31,777,841)     (83,171)                     83,871       (197,475)   (31,975,316)
                                         ------------     --------     ---------    ----------    -----------    -----------
Total liabilities and Equity                1,158,748      754,445     9,000,000       (21,268)      (197,475)   $10,694,450
                                         ============     ========     =========    ==========    ===========    ===========

                                     -F-31-

---------------------------------------

                               Kaire Holdings Inc
                Consolidated Statement of Operations (pro forma):
                        For the 12 months ended 12/31/99

                                 12/31/99        12/31/99                        12/31/99
                                  KAIRE        CLASSIC CARE      Adjust4         Pro forma
                                  -----        ------------      -------         ---------
Revenue                       $    259,545      $4,865,420                     $ 5,124,965
Cost of goods                       89,245       3,301,805                       3,391,050
                                                ----------     -----------      ----------
Gross profit                       170,300       1,563,615                       1,733,915
Operating expenses               1,014,296       1,228,465        (473,940)      1,768,821
                                                ----------     -----------      ----------
Income from operations            (843,996)        335,150                        (508,846)
Other expense (income)            (375,059)         33,042                        (342,017)
                                                ----------     -----------      ----------
Income before taxes               (468,937)        302,108                        (166,829)
Income taxes                         3,600           4,822                           8,422
                              ------------      ----------     -----------      ----------
Net income (Loss)             $   (472,537)     $  297,286     $  (473,940)       (649,191)

Weighted average shares         36,251,628          10,000
                              ============      ==========     ===========      ==========

Earnings (Loss) per share     $     (0.013)     $   29.729
                              ============      ==========

                               Kaire Holdings Inc
                Consolidated Statement of Operations (pro forma):
                         For the 5 months ended 05/31/00

                                  5/31/00           5/31/00
                                   KAIRE          CLASSIC CARE       Adjust5       Pro forma
                                   -----          ------------       -------       ---------
 Revenue                              77,626        2,199,547                     2,277,173
 Cost of goods                        81,594        1,626,319                     1,707,913
                                 -----------      -----------      ----------      --------
 Gross profit                         (3,967)         573,228                       569,261
 Operating expenses                  388,648          713,050        (197,475)      904,224
                                 -----------      -----------      ----------      --------
 Income from operations             (392,615)        (139,823)                     (532,438)
 Other expense (income)              199,544                -                       199,544
                                 -----------      -----------      ----------      --------
 Income before taxes                (592,159)        (139,823)                     (731,982)
 Income taxes                            400                -                           400
                               -------------      -----------      ----------      --------
 Net income (Loss)             $    (592,559)     $  (139,823)       (197,475)     (929,857)

 Weighted average shares         109,193,033           10,000
                               =============      ===========

 Earnings (loss) per share     $      (0.005)     $   (13.982)
                               =============      ===========      ==========      ========

NOTE 13 - MERGER AGREEMENTS (continued)

Classic Care Pharmacy, Inc. (continued)
---------------------------------------

The pro forma adjustments to the consolidated balance sheets are as follows:

Adjust1: To adjust the acquisition price to its actual value as if the business combination occurred at the beginning of the period.


Adjust2: To eliminate the investment account, the equity accounts of the subsidiary (Classic Care pharmacy), and record the value of goodwill.

Adjust3: To record five (5) months amortization of goodwill.

The pro forma adjustments to the consolidated income statements are as follows:

Adjust4: To record twelve (12) months of amortization expense of goodwill.

Adjust5: To record five (5) months of amortization expense of goodwill.

                                     -F-32-

                  KAIRE HOLDINGS INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                  June 30, 2001 and December 31, 2000 (Audited)


LIABILITIES & STOCKHOLDER'S EQUITY                                       6/30/2001      12/31/2000
----------------------------------                                     ------------    ------------

Current Liabilities

     Accounts Payable and Accrued Expenses                             $  1,854,753    $  1,960,029
     Income Tax Payable                                                         800           4,000
     Due to Stason Biotech                                                  175,000         175,000
     Sales Tax Payable                                                       19,415           5,727
     Note Payable - Acquisition                                           1,074,881       1,301,000
     Capital Leases-Short Term                                               30,734          73,262
                                                                       ------------    ------------

          Total Current Liabilities                                       3,155,583       3,519,018

Convertible Notes Payable and Debentures                                  1,594,165         821,000
Capital Leases-Long Term                                                    166,374         123,847
                                                                       ------------    ------------

                   Total Liabilities                                      4,916,122       4,463,865
                                                                       ------------    ------------

Stockholders'  Equity

     Common Stock, $0.001 par value                                         156,886         117,765
        400,000,000 shares authorized; 126,765,036 and
        117,765,033 shares issued & outstanding, respectively

     Common Stock, Subscriptions Receivable                                 (20,000)
     Additional Paid-In Capital                                          41,960,873      40,671,855
     Current Earnings (Loss)

                                                                           (483,585)           --
     Accumulated Deficit                                                (33,598,456)    (33,598,456)
                                                                       ------------    ------------
                    Total Stockholders' Equity                            8,035,718       7,171,164
                                                                       ------------    ------------

                          Total Liabilities and Stockholders' Equity   $ 12,951,840    $ 11,635,029
                                                                       ============    ============

   The accompanying notes are an integral part of these financial statements.

                                     -F-33-

                  KAIRE HOLDINGS INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                  June 30, 2001 and December 31, 2000 (Audited)

ASSETS                                        6/30/2001     12/31/2000
------                                       -----------   -----------

Current Assets

 Cash and Cash equivalents                   $     3,261   $   311,716
 Accounts receivable, net of allowance for
   doubtful accounts of $397,362               1,657,632     1,046,682
 Inventory                                       749,951       385,219
 Deposits                                          4,750         4,750
 Other Current Assets                            378,685        14,179
                                             -----------   -----------
     Total current assets                      2,794,279     1,762,546

Noncurrent Assets

 Debt issuance costs                              76,541        76,541
 Property and Equipment
   Net of Accumulated Depreciation               268,026       278,147
 Note Receivable - Related Party                 812,650       280,500
 Investments                                      30,028        30,028
 Other Non-Current Assets                          5,000         5,000
 Goodwill, net                                 8,965,316     9,202,267
                                             -----------   -----------
                                              10,157,561     9,872,483

     Total assets                            $12,951,840   $11,635,029
                                             ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                   (Continued)

                                     -F-34-

                  KAIRE HOLDINGS INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                            Three Months Ended             Six Months Ended
                                              June 30, 2001                 June 30, 2001
                                       ----------------------------    ------------------------
                                           2001            2000           2001          2000
                                       ------------    ------------    -----------    ---------
Revenues

 Products & Services                   $  3,687,328    $    727,785    $ 7,223,858    $ 788,844
                                       ------------    ------------    -----------    ---------
  Total Revenues                          3,687,328         727,785      7,223,858      788,844

Cost of Goods Sold                        2,507,036         464,914      5,619,923      495,984
                                       ------------    ------------    -----------    ---------
Gross Profit                              1,180,292         262,871      1,603,935      292,860
                                       ------------    ------------    -----------    ---------

Operating Expenses

 Depreciation and Amortization              123,579               0        125,884
 Selling, general and administrative        899,807         352,491      1,678,098      587,943
                                       ------------    ------------    -----------    ---------
  Total Operating Expenses                1,023,386         352,491      1,803,982      587,943
                                       ------------    ------------    -----------    ---------

Profit from Operations (loss)               156,906         (89,620)      (200,047)    (295,083)
                                       ------------    ------------    -----------    ---------

Other Income (Expenses)

 Interest expense                                 0               0        (31,533)     (14,544)
 Other Expenses                             (15,140)        (38,171)      (251,605)    (223,171)
                                       ------------    ------------    -----------    ---------
  Total Other Income (Expenses)             (15,140)        (38,171)      (283,138)    (237,715)
                                       ------------    ------------    -----------    ---------
   Loss before provision for state          141,766        (127,791)      (483,185)    (532,798)
                                       ------------    ------------    -----------    ---------
Provision for state income taxes                400             400            400          800

Net Income (Loss)                      $    141,366    $   (128,191)   $  (483,585)   $(533,598)
                                       ------------    ------------    -----------    ---------

Basic Loss per Share                           0.00            0.00           0.00        (0.01)
                                       ============    ============    ===========    =========

Diluted Loss per Share                         0.00            0.00           0.00        (0.01)
                                       ============    ============    ===========    =========

Weighted average shares outstanding-
  basic                                 146,595,859     77,974,715     115,928,137   76,694,180
Weighted average share outstanding-
  diluted                               146,595,859     77,974,715     115,928,137   76,694,180
                                       ============    ============    ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                                     -F-35-

                   KAIRE HOLDINGS INCORPORATED AND SUBSIDARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         For the Quarters Ended June 30,

                                                       Unaudited     Unaudited
                                                          2001          2000
                                                       ---------    -----------

Net cash used in operating activties                   $(808,833)   $  (352,720)

Cash flows from investing activities
  Purchase of furniture, equipment and leases             42,527       (254,528)
  Purchase of Goodwill                                                 (690,794)
  Investment in affiliates                                               (5,000)
                                                       ---------    -----------
        Net cash used in investing activities             42,527       (950,322)

Cash flows from financing activities
   Other Investments
   Due to Stason BioTech
   Note Receivable - related party                      (532,151)
   Proceeds from issuance of common stock                 90,000      1,459,599
   Proceeds from issuance of convertible notes           900,000
                                                       ---------    -----------
        Net cash provided by financing activities        457,849      1,459,599
                                                       ---------    -----------
Net decrease in cash and cash equivalents               (308,457)       156,557

Cash and cash equivalents, beginning of period           311,718        130,668
                                                       ---------    -----------
Cash and cash equivalents, end of period                   3,261    $   287,225
                                                       =========    ===========

   Common Stock Issued for professional Services         590,000         94,500
   Common Stock Issued for Interest on Notes               9,164         14,543
   Common Stock for Conversion of Notes Payable                          26,546
   Common Stock Issued for other Compensation            240,000        240,000
   Charge related to beneficial conversion feature
     of Convertible Notes Payable/Debentures              88,704         10,000
                                                       ---------    -----------
                                                         927,868        385,589
                                                       =========    ===========

   The accompanying notes are an integral part of these financial statements.

                                     -F-36-

                  KAIRE HOLDINGS INCORPORATED and SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)
                                  June 30, 2001

1. Organization and Line of Business
------------------------------------

     Since its formation in Delaware in 1986, Kaire has continuously been involved in the health care market segment as a provider of unique quantitative laboratory products and services to researchers, and specialized pharmacy care to defined disease communities.

     Kaire's primary business is providing specialized pharmacy care to patients living in board and care facilities through its Classic Care Pharmacy, and also to HIV patients through its YesRx Health Advocate Program.

YesRx.com, Inc:

     Kaire formed YesRx in November 1999 as an Internet based e-commerce pharmacy and drug store that provided a full range of traditional pharmacy and drug store services supported by extensive health related information and content. Initially, YesRx focused on providing specialized pharmacy care to select chronic patients within the senior health care market segment. This quarter, Kaire scaled back its YesRx.com e-commerce operations, reducing operating expenses and reducing in headcount.

Stason Biotech, Inc:

     In May of 2000, Kaire entered into a Letter of Intent with Stason USA, Inc, which outlined a plan to merge Kaire's EZ-Trac Microspheres and Investigator Partner Service laboratory business with a similar business operated by Stason into a new entity.

     In January 2001, Kaire finalized this agreement and transferred the assets of EZ TRAC, Inc. to a new corporation, Stason Biotech, Inc., in exchange for 40% of the outstanding common stock of the new corporation. This transaction reflects management's strategic plan to move the Company from providing medical testing and laboratory analysis to becoming a provider of prescription medication and supplies to senior citizens and individuals needing chronic care medications.

     Stason Biotech initially will be engaged in the research and development of compounds and testing measures for the treatment of pathogenic viral infections and other medical applications related to solid form prescription drug formation as well as providing contract research and development services to manufacturers of pharmaceutical drugs.

Classic Care:

     In May of 2000, Kaire acquired Los Angeles-based Classic Care pharmacy, which, provides specialized pharmacy care services to bed and board facilities throughout Los Angeles and Orange Counties in California.

                                     -F-37-

YesRx Health Advocate Program:

     In November 2000, Kaire introduced the YesRx Health Advocate Program; which targets the unique pharmacy needs of specific chronic care communities. This unique specialized pharmacy care program provides the tools, the knowledge and support systems that enable HIV patients to manage a complicated drug regime simply and effectively. The range of services provided by the Health Advocate team members extends well beyond that of a typical pharmacy. To begin, HIV Health Advocates typically come from the communities they serve. They process a comprehensive understanding and working knowledge of the disease and the drugs that treat it. They are counselors, they facilitating communication between patients and their physicians, they help patients comply with their medication regimes, they manage patient insurance claims, and more.

     The Health Advocate program is based at Classic Care Pharmacy in Los Angeles. From that location the program serves HIV patients in Los Angeles and Orange counties in Southern California.

NetFame:

     In July 2000, Kaire acquired the rights to the domain name "NetFame.com." Kaire purchased the netfame.com domain address with the intention of developing an interactive online exchange to facilitate communication between the planned subscriber base consisting of emerging actors, models, and musicians, with established industry agents. Due to current market conditions and the unsuccessful attempts by potential NetFame competitors, Kaire has terminated the NetFame.com operations.

Principles of Consolidation:

     The consolidated financial statements include the accounts of Kaire and its wholly owned subsidiaries (collectively the "Company"). The Company's subsidiaries include See/Shell Biotechnology, Inc., Venus Management, Inc., Effective Health, Inc, and Classic Care Pharmacy, Inc. Only Classic Care Pharmacy, Inc, has current operations; the remaining subsidiaries are recorded as dormant. intercompany accounts and transactions have been eliminated upon consolidation.

     The Company carries no direct product liability insurance, relying instead on the coverage afforded by its distributors and the manufacturers from whom it obtains products. These coverages directly protect the insured that pay the premiums and only secondarily the Company. There is no assurance that such coverages will adequately cover any claims that may be brought against the Company. In addition, the Company does not have any general liability coverage.

2. Summary of Significant Accounting Policies
---------------------------------------------

     Basis of Presentation
     ---------------------

     The financial statements and disclosures included herein for the three months ended June 30, 2001 and 2000 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of adjustments of a normal and recurring nature) considered necessary for a fair presentation have been included. Operating results for the three month periods ended June 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

     Income Taxes
     ------------

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods

                                     -F-38-
in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Fair Value of Financial Instruments
     -----------------------------------

     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents and accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

     Stock Split
     -----------

     On or about February 19, 1998, the Company had a 1-for-75 reverse stock split of its common stock. All share and per share data have been retroactively restated to reflect this stock split.

     Stock Options
     -------------

     SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of state income taxes currently due. No federal income taxes are due as a result of the Company's net operating loss carryforwards.

     Net Loss Per Share
     ------------------

     In 1997, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

3. Convertible Debentures
-------------------------

     In January 2001, Kaire issued three convertible notes for $500,000, with simple interest accruing at the annual rate of 8%. Interest payable on the Notes shall accrue at the annual rate of 8% and be payable quarterly commencing April 1, 2001. The Holder shall have the right to convert the principal amount and interest due under the notes into Shares of the Kaire's common stock. Kaire also issued common stock purchase warrants with the right to purchase 1 million shares of Common Stock of Kaire Holdings Incorporated.

     We anticipate that the $500,000 convertible debentures will be converted into shares in accordance with the terms of these debentures.

     In May 2001, Kaire issued a convertible note for $400,000, with simple interest accruing at the annual rate of 8%. Interest payable on the Notes shall accrue at the annual rate of 8% and be payable

                                     -F-39-
quarterly commencing September 30, 2001. The Holder shall have the right to convert the principal amount and interest due under the notes into common shares of Kaire. Kaire also issued common stock purchase warrants with the right to purchase 1,500,000 shares of our commons stock

                                     -F-40-

PART II.   Information not Required in the Prospectus
-----------------------------------------------------

Indemnification of Directors and Officer
----------------------------------------

The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

Related to the securities being registered. The expenses shall be paid by the Registrant.

SEC Registration Fee                                              $    5,058.53
Printing and Engraving Expenses                                   $    5,000.00
Legal Fees and Expenses                                           $   25,000.00
Accounting Fees and Expenses                                      $   10,000.00
Transfer Agent Fees                                               $    2,000.00
Blue Sky Fees                                                     $    2,000.00
Miscellaneous                                                     $    5,000.00
                                                                  -------------
Total                                                             $   54,058.53

Recent Sales of Unregistered Securities
---------------------------------------

For the Month of December 1999.
-------------------------------

     In December 1999, the Company issued 675,000 shares of common stock for conversion of convertible debt valued at $33,740. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

For the Quarter ending March 31, 2000.
--------------------------------------

     In January 2000, the Company issued 3,010,808 shares of common stock for conversion of convertible debt valued at $134,000. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

For Second Quarter ending June 30, 2000
---------------------------------------

     In April 2000, the Company issued 300,000 shares of common stock for exercise of options valued at $9,000. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

     In May 2000 the Company issued 15,500,000 shares of common stock as part of the purchase price for the acquisition of Classic Care Pharmacy. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

     In May 2000, the Company issued 1,000,000 shares of common stock for exercise of options valued at $50,000. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

For Third Quarter ending September 30, 2000
-------------------------------------------

     In July and August 2000, the Company issued 724,000 shares of common stock for exercise of options valued at $94,680. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

For the Fourth Quarter Ending December 31, 2000
-----------------------------------------------

     In October 2000, we issued an aggregate of $750,00 in convertible debentures. In addition we issued 1,500,000 warrants to purchase our common stock at an exercise price of $.1485. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

For the First Quarter Ending March 31, 2001
-------------------------------------------

     In January 2001, we issued an aggregate of $500,000 in convertible debentures. In addition we issued 1,000,000 warrants to purchase our common stock at an exercise price of $.1485. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

     In January 2001, we issued 3,000,000 shares of common stock for options exercised valued at $240,000. These options were issued to Kaire's management. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

     In February 2001, we issued 6,000,000 shares of common stock for professional services valued at $420,000. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

For the Second Quarter Ending June 30, 2001
-------------------------------------------

     In May 2001, we issued a $400,000 in convertible debentures. In addition we issued 1,500,000 warrants to purchase our common stock at an exercise price of $.0396. The shares were issued pursuant to the exemption provided for under
Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

     In May 2001, we issued 6,000,000 shares of common stock for professional services valued at $120,000. The shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

As of August 17, 2001
---------------------

     In August 2001, we issued a $300,000 in convertible debentures. In addition we issued 1,500,000 warrants to purchase our common stock at an exercise price of $.011. The shares were issued pursuant to the exemption provided for under
Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

Item 27 Exhibits:

(a) Exhibits

     3.      Articles of Incorporation and bylaws of the Company, as amended.
             (1)

     4.1 Form of Warrant Agreement between the Company and Jersey Stock Transfer and Trust Company, including the Form of Warrant (as modified). (4)

     4.2     Form of Stock Purchase Warrant (issued with promissory note). (2)

     4.3     Convertible Debenture issued on August 20, 2001.

     4.4     Stock Purchase Warrant issued on August 20, 2001.

     5.1     Opinion re: Legality

     10.1 License Agreement between F.A.T. Co. Research, Inc. and Dynamic Products, Inc. (1)

     10.2 Agreements between F.A.T. Co. Research, Inc. and Dr. Shell and Jackie See for Development and Exploitation of Patented Invention.
             (1)

     10.3 Consulting Agreements between See/Shell and Drs. Dr. Shell And Jackie See. (1)

     10.4 Original Equipment Manufacturing Agreement between Olympus Corporation and E-Z Trac, Inc. (3)

     10.4 Distribution Agreement between E-Z Trac Inc., and Triton Technology, Inc. (3)

     10.5 Employment Agreement between the Company and William Peizer, Jr. dated December 24, 1992. (4)

     10.7 Agreement between William Peizer, Jr. and Clark M. Holcomb dated February 1, 1993. (4)

     10.8 Exchange of Stock Agreement and Plan of Reorganization among The Company, Venus Management, Inc. and the stockholders of Venus Management, Inc. (4)

     10.9 Co-Management Agreements dated June 30, 1993 between Venus Management, Inc. and Medical Funding of America, Inc. (4)

     10.10 Agreement dated June 30, 1993 between Venus Management, Inc. and Medical Funding of America, Inc. (4)

     10.11 Letter dated August 20, 1993 between the Company and Lewis, D'Amato, Brisbois & Bisgaard re Debt Conversion Agreement. (4)

     10.12   Letter agreement dated March 13, 1993 between the Company and Clark
             M. Holcomb; Sale of Stock Agreement, dated November 1, 1992 by and between the Company and Clark M. Holcomb; and related Promissory Note from Clark M. Holcomb to the Company. (4)

     10.13 Agreement concerning MRI System, dated as of February 10, 1994 by and between Siemens Credit Corporation, Venus Management, Inc., the Company, Medical Funding of America, Inc. and Tri-County Mobile MRI, L.P. and related Transfer of Interest Agreement, Corporate Guaranty by the Company, Amendment to Promissory Note of Medical Funding of America, Inc. payable to Siemens Credit Corporation and Agreement concerning Lease Payment between Venus Management, Inc. and Tri- County Mobile MRI, L.P. (4)

     10.14 Agreement dated August 27, 1992 by and between Dr. William Shell and Clark M. Holcomb related to shares of the Company's Common Stock owned by Dr. Shell. (4)

     10.15 Agreement dated September 23, 1993 by and between Ladenburg, Thalmann Co., Inc. and the Company. (4)

     10.16 Consulting Agreement for Financial Public Relations dated as of February 25, 1994 by and between the Company and Robert Bienstock and Richard Washor. (4)

     10.17 License Agreement, dated March 23, 1994 by and between Effective Health, Inc. and KCD Incorporated. (4)

     10.18 Professional Services Agreement, dated April 15, 1994 by and between RAI Finanz, and the Company. (4)

     10.19 Consulting Agreement and Stock Plan dated as of August 25, 1994 by and between the Company and Hy Ochberg. (4)

     10.20 Memorandum of Understanding dated as of August 16,1994 by and between the Company and Raifinanz (USA), Inc. (4)

     10.21 Resonex Equipment Lease as of June 30, 1993 between Venus Management Company and Medical Funding of America. (4)

     10.22   Becton Dickenson Supply Agreement dated November 2, 1994. (4)

     10.23   Form 12b-25 dated March 30,1995. (5)

     10.24 2/nd/ & Final Revised Proposal to Acquire Pastels International, Incorporated (6)

     10.25   Revised Proposed Acquisition of Nutra Quest, Incorporated (6)

     10.26   Number skipped

     10.27   The 1998 Stock Compensation Plan (7)

     10.28   The Amendment to the 1998 Stock Compensation Plan (8)

     10.29   The 1999 Stock Compensation Plan (10)

     10.30   The 2000 Stock Compensation Plan (11)

     10.31   The Amendment to the 2000 Stock Compensation plan (12)

     10.32   Subscription Agreement (13)

     10.33   Convertible Debenture Agreement (13)

     10.34   Form of Warrant Agreement (13)

     10.35   Employment Agreement Mark Baum (13)

     10.36   Employment Agreement Steven Westlund (13)

     10.37   Employment Agreement Owen Naccarato (13)

     10.38   Modification Agreement (Modifying Exhibit 10.32)(13)

     10.39   Final Stason U.S.A. Agreement (13)

     10.40   Amended Classic Care Purchase Agreement (13)

     10.41   Subscription document dated August 20, 2001.

     22.1    Subsidiaries of the Company & See/Shell Biotechnology, Inc. (1)

     22.2 Subsidiaries of the Company & E-Z Trac, Inc.-Articles of Incorporation, Amendments and By- Laws. (1)

     22.3 Subsidiaries of the Company & Effective Health, Inc.- Articles of Incorporation, Amendments and By-Laws. (1)

     22.4 Subsidiaries of the Company & Venus Management, Inc. Certificate of Incorporation, Amendments and By-Laws. (Included in Exhibit 10.9.)

     23.1    Consent of Counsel (included in Exhibit 5.1)

     23.2    Consent of Pohl, McNabola, Berg & Company LLP.

     25.     Subsidiaries of the Company. (4)

     ---------------------------------------------------------------------------

             (1) Previously filed as an exhibit to the Company's registration statement on Form S-18, file number 33- 17548-NY, as amended on August 7, 1990, and incorporated herein by reference.

             (2) Previously filed as an exhibit to the Company's registration statement on Form S-18, file number 33- 17548-NY, as amended on February 12, 1991, and incorporated herein by reference.

             (3) Previously filed as an exhibit to the Company's Registration statement on Form S-1 8, file number 33-17548-NY, as amended on June 24, 1991, and incorporated herein by reference.

             (4) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, file number 33- 51684-NY, as amended on September 19, 1994, and incorporated herein by reference.

             (5) Previously filed as an exhibit to the Company's Form 10-QSB filed for the quarterly period ended September 30, 1996.

             (6) Previously filed as an exhibit to the Company's Form 10-KSB filed for the period ended December 31, 1996.

             (7) Incorporated by reference to the Company's Form S-8 dated January 9, 1998 and filed with the Commission on January 9, 1998.

             (8) Incorporated by reference to the Company's Form S-8 dated March 25, 1998 and filed with the Commission on March 25, 1998.

             (9) Incorporated by reference to the Company's Form S-8 dated April 4, 1999 and filed with the Commission on March 19, 1999.

             (10) Incorporated by reference to the Company's Form S-8 dated
                  October 15, 1999 and filed with the Commission on October 15, 1999.

             (11) Incorporated by reference to the Company's Form S-8 dated
                  February 11, 2000 and filed with the Commission on February 11, 2000.

             (12) Incorporated by reference to the Company's Form S-8 dated May
                  26, 2000 and filed with the Commission on May 26, 2000.

             (13) Previously filed as an exhibit to the Company's Form 10-KSB filed for the period ended December 31, 2000.

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking  (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (e)

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of North Hollywood, California 91605.


/s/  Steven R. Westlund
-------------------------------------------------------
Steven R. Westlund Chief Executive Officer and Director


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


/s/  Steven R. Westlund                                        August 23, 2001
--------------------------------------------------------
Steven R. Westlund Chief Executive Officer and
Director



/s/  Owen M. Naccarato                                         August 23, 2001
---------------------------------------------------------
Owen M. Naccarato Chief Financial Officer and Director



/s/  Asher Gottesman                                           August 23, 2001
-----------------------------------------------------------
Asher Gottesman, Director